Exhibit 99.4

WESTERN WIRELESS CORPORATION

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
For The Year Ended December 31, 2004

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended). The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our management has assessed the effectiveness of our internal control over financial reporting as of December 31, 2004. In making this assessment, our management has utilized the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in its report entitled "Internal Control- Integrated Framework.'' Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of December 31, 2004, the Company did not maintain effective controls over accounting for income taxes and the determination of deferred income tax assets and liabilities, foreign income taxes payable and the benefit (provision) for income taxes. Specifically, the Company did not have effective controls to (i) identify and evaluate in a timely manner the tax implications of certain non-routine transactions, new accounting pronouncements and new state, federal or international tax legislation; and (ii) ensure appropriate preparation and review of the benefit (provision) for income taxes and the components of deferred income tax assets and liabilities and foreign income taxes payable. These control deficiencies resulted in an audit adjustment to the 2004 financial statements but they did not result in the restatement of the Company's annual or interim financial statements. Additionally, these control deficiencies could result in a misstatement to deferred income tax assets and liabilities, foreign income taxes payable or the benefit (provision) for income taxes resulting in a material misstatement to the annual or interim financial statements. Accordingly, management has determined that these control deficiencies constitute a material weakness. Because of this material weakness, management has concluded that its internal control over financial reporting was not effective as of December 31, 2004, based on criteria in "Internal Control - Integrated Framework'' issued by the COSO. Management communicated its conclusions to the Audit Committee of the Company's Board of Directors.

Management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
of Western Wireless Corporation:
      We have completed an integrated audit of Western Wireless Corporation's 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Western Wireless Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As described in Note 2 to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for legal liabilities associated with asset retirements as required by Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."
Internal control over financial reporting
      Also, we have audited management's assessment, included in Management's Report on Internal Control over Financial Reporting included in the accompanying Form 8-K, that Western Wireless Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, because the Company did not maintain effective controls over accounting for income taxes and the determination of deferred income tax assets and liabilities, foreign income taxes payable and the benefit (provision) for income taxes, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit.
      We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

      A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management's assessment. As of December 31, 2004, the Company did not maintain effective controls over accounting for income taxes and the determination of deferred income tax assets and liabilities, foreign income taxes payable and the benefit (provision) for income taxes. Specifically, the Company did not have effective controls to (i) identify and evaluate in a timely manner the tax implications of certain non-routine transactions, new accounting pronouncements and new state, federal or international tax legislation; and (ii) ensure appropriate preparation and review of the benefit (provision) for income taxes and the components of deferred income tax assets and liabilities and foreign income taxes payable. These control deficiencies resulted in an audit adjustment to the 2004 financial statements but they did not result in the restatement of the Company's annual or interim financial statements. Additionally, these control deficiencies could result in a misstatement to deferred income tax assets and liabilities, foreign income taxes payable or the benefit (provision) for income taxes resulting in a material misstatement to the annual or interim financial statements. Accordingly, management has determined that these control deficiencies constitute a material weakness. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and our opinion regarding the effectiveness of the Company's internal control over financial reporting does not affect our opinion on those consolidated financial statements.
      In our opinion, management's assessment that Western Wireless Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Western Wireless Corporation has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
March 16, 2005

WESTERN WIRELESS CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of December 31,

	2004	2003

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$278,633	$128,597
Accounts receivable, net of allowance for doubtful accounts of $26,057 and $24,523, respectively	264,908	218,258
Inventory	32,947	30,182
Marketable securities	107,227	351
Prepaid expenses and other current assets	87,849	22,716

Total current assets	771,564	400,104
Property and equipment, net of accumulated depreciation of $1,127,402 and $936,567, respectively	1,054,082	914,499
Licensing costs and other intangible assets, net of accumulated amortization of $35,845 and $27,916, respectively	1,237,407	1,192,130
Investments in and advances to unconsolidated affiliates	11,063	9,353
Other assets	44,685	23,062

	$3,118,801	$2,539,148

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$78,037	$101,118
Accrued liabilities and other	319,132	203,835
Construction accounts payable	56,494	31,061
Current portion of long-term debt	253,629	47,318

Total current liabilities	707,292	383,332

Long-term liabilities:
Long-term debt, net of current portion	2,013,194	2,172,893
Deferred income taxes	47,399	150,977
Other long-term liabilities	64,617	39,565

Total long-term liabilities	2,125,210	2,363,435

Minority interests in consolidated subsidiaries	22,287	23,202

Commitments and contingencies (Note 9)
Shareholders’ equity (deficit):
Preferred stock, no par value, 50,000,000 shares authorized; no shares issued and outstanding
Common stock, no par value, 300,000,000 shares authorized;
Class A, 93,300,241 and 84,663,930 shares issued and outstanding
Class B, 6,838,796 and 6,792,721 shares issued and outstanding	1,130,569	899,304
Deferred compensation		(112)
Accumulated other comprehensive loss	24,220	(6,360)
Deficit	(890,777)	(1,123,653)

Total shareholders’ equity (deficit):	264,012	(230,821)

	$3,118,801	$2,539,148

See accompanying notes to consolidated financial statements

WESTERN WIRELESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands, except per share data)
Revenues:
Subscriber revenues	$1,519,671	$1,105,664	$810,686
Roamer revenues	252,083	263,031	257,935
Fixed line revenues	47,608	56,613	55,751
Equipment sales	82,126	63,903	53,632
Other revenues	16,233	14,536	8,606

Total revenues	1,917,721	1,503,747	1,186,610

Operating expenses:
Cost of service (exclusive of depreciation, amortization and accretion included below)	523,217	419,798	356,579
Cost of equipment sales	188,948	160,979	118,649
General and administrative (exclusive of stock-based compensation, net, of $38,723, $10,945, and ($4,122), respectively)	307,218	251,211	213,562
Sales and marketing	280,597	221,431	184,838
Depreciation, amortization and accretion	270,670	274,218	241,645
Asset dispositions		4,850	24,094
Stock-based compensation, net	38,723	10,945	(4,122)

Total operating expenses	1,609,373	1,343,432	1,135,245

Other income (expense):
Interest and financing expense, net	(140,817)	(158,569)	(156,691)
Loss on extinguishment of debt	(16,260)	(21,220)
Equity in net income of unconsolidated affiliates	6,182	2,750	4,219
Gain on sale of Croatian joint venture		40,519
Realized loss on marketable securities	(10,974)	(5,180)	(658)
Realized gain on interest rate hedges	9,838	15,227	546
Other, net	(3,074)	(1,572)	925

Total other expense	(155,105)	(128,045)	(151,659)

Minority interests in net (income) loss of consolidated subsidiaries	(11,454)	4,637	8,107

Income (loss) from continuing operations before benefit (provision) for income taxes and cumulative change in accounting principle	141,789	36,907	(92,187)
Benefit (provision) for income taxes	91,087	(37,449)	(121,272)

Income (loss) from continuing operations before cumulative change in accounting principle	232,876	(542)	(213,459)

Discontinued operations:
Income from discontinued operations			5,736
Gain on sale of discontinued operations			23,903

Total discontinued operations			29,639

Income (loss) before cumulative change in accounting principle	232,876	(542)	(183,820)
Cumulative change in accounting principle		(2,231)

Net income (loss)	$232,876	$(2,773)	$(183,820)

Pro forma net income (loss) assuming SFAS No. 143 is applied retroactively (Note 2)	$232,876	$(542)	$(184,740)

WESTERN WIRELESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) — (Continued)

	For the Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands, except per share data)
Basic income (loss) per share:
Continuing operations before cumulative change in accounting principle	$2.46	$(0.01)	$(2.71)
Discontinued operations			0.38
Cumulative change in accounting principle		(0.02)

Basic income (loss) per share	$2.46	$(0.03)	$(2.33)

Diluted income (loss) per share:
Continuing operations before cumulative change in accounting principle	$2.27	$(0.01)	$(2.71)
Discontinued operations			0.38
Cumulative change in accounting principle		(0.02)

Diluted income (loss) per share	$2.27	$(0.03)	$(2.33)

Comprehensive income (loss):
Net income (loss)	$232,876	$(2,773)	$(183,820)
Other comprehensive income (loss):
Unrealized income (loss) on marketable securities:
Reclassification adjustment	1,348	5,208	223
Unrealized income (loss) on marketable securities	2,040	990	(8,777)

Net unrealized income (loss) on marketable securities	3,388	6,198	(8,554)

Unrealized income (loss) on hedges
Reclassification adjustment	(94)	82
Unrealized income (loss) on hedges	3,194	6,163	(5,856)

Net unrealized income (loss) on hedges	3,100	6,245	(5,856)

Foreign currency translation adjustment	16,550	5,724	14,124

Comprehensive income (loss), before provision for income taxes on other comprehensive income (loss) items	255,914	15,394	(184,106)
Provision for income taxes related to other comprehensive income (loss) items (Note 13)	7,542

Total comprehensive income (loss)	$263,456	$15,394	$(184,106)

See accompanying notes to consolidated financial statements

WESTERN WIRELESS CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Common Stock				Accumulated
					Other		Total
	Class A	Class B	Paid-In	Deferred	Comprehensive		Shareholders’
	Shares	Shares	Capital	Compensation	Income (Loss)	Deficit	Equity (Deficit)

BALANCE AS OF JANUARY 1, 2002	71,881,603	6,981,072	$668,158		$(24,241)	$(937,060)	$(293,143)
Shares issued:
Upon exercise of stock options	81,654	25,000	797				797
Class B shares exchanged for Class A shares	231,348	(231,348)
Deferred compensation	35,000		117	$(39)			78
Foreign currency translation adjustment					14,124		14,124
Unrealized loss on hedges					(5,856)		(5,856)
Unrealized loss on securities					(8,777)		(8,777)
Reclassification adjustment on securities					223		223
Net loss						(183,820)	(183,820)

BALANCE AS OF DECEMBER 31, 2002	72,229,605	6,774,724	669,072	(39)	(24,527)	(1,120,880)	(476,374)
Shares issued:
Upon exercise of stock options	226,322	25,000	1,671				1,671
Class B shares exchanged for Class A shares	7,003	(7,003)
Upon grant to executive officers in lieu of cash bonuses	201,000		1,037				1,037
For cash, net of costs	12,000,000		227,300				227,300
Deferred compensation			224	(73)			151
Foreign currency translation adjustment					5,724		5,724
Unrealized gain on hedges					6,163		6,163
Reclassification adjustment on hedges					82		82
Unrealized gain on securities					990		990
Reclassification adjustment on securities					5,208		5,208
Net loss						(2,773)	(2,773)

BALANCE AS OF DECEMBER 31, 2003	84,663,930	6,792,721	899,304	(112)	(6,360)	(1,123,653)	(230,821)
Shares issued:
Upon exercise of stock options	516,886	58,500	3,617				3,617
Class B shares exchanged for Class A shares	12,425	(12,425)
Upon grant to executive officers in lieu of cash bonuses	107,000		2,342				2,342
For cash, net of costs	8,000,000		200,815				200,815
Deferred compensation				112			112
Tax benefit of exercised stock options			24,491				24,491
Foreign currency translation adjustment					16,550		16,550
Unrealized gain on hedges					3,194		3,194
Reclassification adjustment on hedges					(94)		(94)
Unrealized gain on securities					2,040		2,040
Reclassification adjustment on securities					1,348		1,348
Provision for income taxes related to comprehensive income (loss) items					7,542		7,542
Net income						232,876	232,876

BALANCE AS OF DECEMBER 31, 2004	93,300,241	6,838,796	$1,130,569	$—	$24,220	$(890,777)	$264,012

See accompanying notes to consolidated financial statements

WESTERN WIRELESS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands)
Operating activities:
Net income (loss)	$232,876	$(2,773)	$(183,820)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Discontinued operations			(5,736)
Gain on sale of joint venture and subsidiary, respectively		(40,519)	(23,903)
Cumulative change in accounting principle		2,231
Realized loss on marketable securities	10,974	5,180	658
Loss on extinguishment of debt	16,260	21,220
Depreciation, amortization and accretion	274,827	278,356	245,399
Deferred income taxes	(112,962)	32,461	118,516
Asset dispositions		4,850	24,094
Stock-based compensation, net	38,723	10,945	(4,122)
Equity in net (income) loss of unconsolidated affiliates, net of cash distributions received	(1,080)	952	(4,219)
Minority interests in net income (loss) of consolidated subsidiaries	11,454	(4,637)	(8,107)
Realized gain on interest rate hedges	(9,838)	(15,227)	(546)
Non-cash interest	12,901	10,633	7,407
Other, net	4,633	2,243	569
Changes in operating assets and liabilities:
Accounts receivable, net	(38,021)	(41,187)	(6,258)
Inventory	(1,377)	(3,874)	10,794
Prepaid expenses and other current assets	(19,355)	17,728	12,349
Other assets	27	(5,178)	19
Accounts payable	4,525	25,732	(28,034)
Accrued liabilities	53,707	18,637	(64)

Net cash provided by operating activities	478,274	317,773	154,996

Investing activities:
Purchase of property and equipment	(347,247)	(253,263)	(304,564)
Additions to licensing costs and other intangible assets	(7,163)	(1,475)	(15,093)
Purchases of marketable securities	(114,429)
Proceeds from sale of joint venture and subsidiary, respectively		69,630	28,897
Acquisition of wireless properties		(16,220)
Proceeds from asset disposition		22,800	5,102
Funds in escrow	(30,157)	(886)	(23,242)
Purchases of minority interests	(33,180)
Other, net	(37)	117	438

Net cash used in investing activities	(532,213)	(179,297)	(308,462)

Financing activities:
Additions to long-term debt	1,314,668	739,504	222,780
Repayment of long-term debt	(1,302,306)	(1,014,538)	(52,024)
Issuance of common stock, net	204,432	228,971	450
Premium on retirement of debt		(10,133)
Debt refinancing costs	(12,935)	(28,155)
Dividends paid to minority interests	(10,291)
Decrease in checks drawn in excess of deposits		(13,576)	(8,927)
Other, net		(509)	520

Net cash provided by (used in) financing activities	193,568	(98,436)	162,799

Effect of exchange rate changes	10,407	7,552	4,086
Change in cash and cash equivalents	150,036	47,592	13,419
Cash and cash equivalents, beginning of period	128,597	81,005	67,586

Cash and cash equivalents, end of period	$278,633	$128,597	$81,005

See accompanying notes to consolidated financial statements

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization:
      Western Wireless Corporation (“Western Wireless,” “the Company,” “we,” “our” and “us”) provides wireless communications services in the United States principally through the ownership and operation of cellular systems. We provide cellular operations primarily in rural areas in 19 western states under the CellularONE® and Western Wireless® brand names.
      At December 31, 2004, the Company owned approximately 98% of Western Wireless International Holding Corporation (“WWI”). WWI, through its consolidated subsidiaries and other operating companies, is a provider of wireless communications services in seven countries. WWI owns controlling interests in six of these countries: Austria, Ireland, Slovenia, Bolivia, Haiti and Ghana. We also have a non-controlling interest in Georgia. In January 2005, the President of WWI, who is also an Executive Vice President of the Company, exercised his right, pursuant to a Subscription and Put and Call Agreement with the Company, to exchange, for fair value, his 2.02% interest in WWI. The Company paid approximately $30 million in cash for the interest. This transaction was completed in March 2005 and the Company now owns 100% of WWI.
      On January 9, 2005, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ALLTEL Corporation (“ALLTEL”) and Wigeon Acquisition LLC, a direct wholly-owned subsidiary of ALLTEL (“Merger Sub”), providing for, among other things, the merger of Western Wireless with and into Merger Sub (the “Merger”).
      In the Merger, each share of Western Wireless Class A Common Stock and Class B Common Stock (collectively, the “Western Wireless Common Stock”) will be exchanged for a combination of approximately 0.535 shares of ALLTEL common stock and $9.25 in cash. In lieu of that combination, Western Wireless shareholders may elect to receive either 0.7 shares of ALLTEL common stock or $40.00 in cash for each share of Western Wireless Common Stock; however, both of those elections will be subject to proration to preserve an overall mix of $9.25 in cash and approximately, but not less than, 0.535 shares of ALLTEL common stock for all of the outstanding shares of Western Wireless Common Stock taken together.
      Consummation of the Merger is subject to certain conditions, including: (i) the effectiveness of ALLTEL’s registration statement for its shares of common stock to be issued in the Merger; (ii) the approval and adoption of the Merger and the Merger Agreement by the holders of Western Wireless Common Stock representing two-thirds of all the votes entitled to be cast thereon; and (iii) the receipt of regulatory approvals, including the approval of the Federal Communications Commission (“FCC”) and the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”). On February 23, 2005, we and ALLTEL each received an additional request for information and documentary materials (a “Second Request”) from the U.S. Department of Justice. The HSR Act provides that the transaction may not close during a waiting period of 30 calendar days following certification by Western Wireless and ALLTEL that they have substantially complied with the Second Request.
      Contemporaneously with entering into the Merger Agreement, ALLTEL entered into a voting agreement (“the Voting Agreement”) with the following holders of Western Wireless Common Stock: John W. Stanton, Theresa E. Gillespie, The Stanton Family Trust, PN Cellular, Inc. and Stanton Communications Corporation (see Part III Item 10 — “Directors and Executive Officers of the Registrant” and Item 12 — “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”) All of the shares of Western Wireless common stock beneficially owned by these shareholders, representing approximately 41% of the number of votes entitled to be cast, are subject to the Voting Agreement. Each of these shareholders is obligated by the Voting Agreement to vote its shares in favor of the approval and adoption of the Merger Agreement and the Merger.
      The Merger Agreement contains certain termination rights for each of Western Wireless and ALLTEL and further provides that, in the event of termination of the Merger Agreement under specified circumstances

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
followed by an agreement by the Company to enter into an alternative transaction under specified circumstances, Western Wireless may be required to pay to ALLTEL a termination fee of $120 million.
      Although we believe that the Merger with ALLTEL will be completed in 2005, the underlying accounting within the consolidated financial statements and related disclosures assumes we will continue as a stand-alone entity as the completion of the merger is deemed not probable until all required regulatory approvals have been received.

2.	Summary of Significant Accounting Policies:

Principles of Consolidation:
      The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and its affiliate investments in which we have a greater than 50% interest. The affiliate investment in which we have a non-controlling interest, but have significant influence, is accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated. As of December 31, 2004, we consolidate six of WWI’s operating entities: Austria, Ireland, Slovenia, Bolivia, Haiti and Ghana.
      U.S. headquarter functions of WWI and majority owned European, South American and Caribbean consolidated subsidiaries are recorded as of the date of the financial statements. Our consolidated Ghanaian entity and our Georgian entity, which is accounted for using the equity method, are presented on a one-quarter lag. We believe presenting financial information on a one-quarter lag for certain entities is necessary to provide adequate time to convert the results into United States generally accepted accounting principles (“GAAP”) and ensure quality and accurate information to the users of our financial statements.

Revenue Recognition:
      Access and special feature service revenues are recognized when earned. Service revenues based on customer usage are recognized at the time the service is provided. Activation fees for our indirect channels are deferred over the expected length of customer service, while activation fees for our direct channels are recognized when billed. We defer certain acquisition costs up to or equal to deferred activation fees in our indirect channel on postpaid activations where we are not a party to the handset sale. We adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF No. 00-21”) effective July 1, 2003 on a prospective basis which requires activation fees collected by us through our direct channel to be included as a component of equipment revenues. Previously, activation fees collected through our direct channel were included in subscriber revenue. Prepaid service revenue is deferred until airtime is used, at which point revenue is recognized. Equipment sales, which primarily consist of handset revenues, are recognized upon delivery of the handset to the customer. We consider the sale of a handset to be a separate earnings process from that of providing monthly access.
      Beginning in the third quarter of 2003, we include amounts collected from our customers for federal and state universal service fund assessments as a component of subscriber revenues. The subsequent remittances to the universal service fund are recorded in general and administrative expenses. The amounts included in subscriber revenues were $26.9 million and $12.9 million for the years ended December 31, 2004 and 2003, respectively. The amounts included in general and administrative expenses approximated revenues for each of the years ended December 31, 2004 and 2003. Because the amount was not material to our previously reported revenues, expenses or net loss, we have not changed the presentation in prior periods.

Cash and Cash Equivalents:
      Cash and cash equivalents generally consist of cash and marketable securities that have original maturity dates at the time of acquisition not exceeding three months. Such investments are stated at cost which approximates fair value.

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventory:
      Inventory consists primarily of handsets and related accessories. Inventory is accounted for using the first-in, first-out method of accounting and is adjusted to estimated market value, if lower.

Marketable Securities:
      Marketable securities are stated at fair market value as determined by the most recently traded price of each security at the balance sheet date. All marketable securities are defined as available-for-sale securities under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”). We determine the appropriate classification of our investments in marketable securities at the time of purchase and reevaluate such determination at each balance sheet date. Available-for-sale securities are carried at fair value with the unrealized gains (losses) reported as a separate component of other comprehensive income (loss), unless the unrealized loss is considered other-than-temporary.

Operating Leases:
      Our cell sites are typically situated on leased property including land, towers, and rooftop locations. Our retail stores, distribution facilities, office space and certain of our customer service centers are also leased. For tenant improvement allowances and rent incentives, we record a deferred rent liability included as a component of accrued liabilities on our Consolidated Balance Sheets. We amortize deferred rent over the terms of the leases as reductions to rent expense in our Consolidated Statements of Operations. For scheduled rent escalation clauses during the lease terms we record minimum rental payments on a straight-line basis over the terms of the leases.

Long-Lived Assets:
      Property and equipment are stated at cost, net of accumulated depreciation. Depreciation commences once the assets have been placed in service and is computed using the straight-line method over the estimated useful lives of the assets. Lives for: (i) buildings and improvements range from 5 to 40 years; (ii) wireless communications systems range from 3 to 20 years; and (iii) furniture and equipment range from 3 to 5 years.
      Domestic licensing costs primarily represent costs incurred to acquire Federal Communications Commission’s (“FCC”) wireless licenses, including cellular licenses principally obtained through acquisitions. Our domestic licensing costs have an indefinite useful life.
      International licensing costs primarily represent costs incurred to acquire wireless spectrum in foreign markets and are recorded at cost. Amortization begins with the commencement of service to customers using the straight-line method over the estimated useful lives, which include known renewal periods. Estimated useful lives range from 11 to 25 years, depending upon the period of issuance by government regulators.
      Other intangible assets consist primarily of deferred financing costs and trademarks. Trademarks are amortized over their estimated useful lives, typically 10 years. Deferred financing costs are amortized to interest expense using the effective interest method over the terms of the respective loans.
      We capitalize interest costs associated with the cost of constructing our wireless networks and the cost of acquiring our licenses during the initial construction phase. These costs are amortized over the related assets’ estimated useful lives. For the years ended December 31, 2003, and 2002, we capitalized $0.2 million and $2.1 million of interest costs, respectively. We had no capitalized interest in the year ended December 31, 2004.
      It is our policy to review the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Measurement

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of the impairment loss is based on the fair value of the asset. Generally, fair value will be determined using valuation techniques such as expected future cash flows.
      As described in Note 6, we must assess the recoverability of our domestic licenses at least annually. This evaluation is performed on our domestic licensing costs as a single unit. We are required to separate individual licensing costs from the combined operating unit at the time we adopt or consider a plan to dispose of an individual market. During late 2002, we began considering the sale of our Arizona 6 Rural Service Area (“RSA”) license. Early indication of market values for this RSA reflected that future cash flows upon sale would not exceed the carrying value of the license. Accordingly, we recorded an impairment charge of $17.8 million related to this RSA, which is included in asset dispositions in our Consolidated Statements of Operations and Comprehensive Income (Loss). Upon final negotiations, an additional impairment loss was recorded in 2003 of approximately $4.9 million. General market prices along with the sales price of this RSA still support our aggregate license valuation and do not indicate a broader impairment issue.
      On January 1, 2003, we adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). This statement relates to the expected costs of closing facilities and removing assets. SFAS No. 143 requires entities to record the fair value of a legal liability for an asset retirement obligation (“ARO”) in the period it is incurred if a reasonable estimate of fair value can be made. This cost is initially capitalized and amortized over the remaining life of the underlying asset. Once the obligation is ultimately settled, any difference between the final cost and the recorded liability is recognized as a gain or loss. For us, an ARO includes those costs associated with removing component equipment that is subject to retirement from cell sites that reside upon leased property. As a result of adopting SFAS No. 143 on January 1, 2003, we recorded an ARO of $6.8 million and a non-cash cumulative change in accounting principle of $2.2 million representing accumulated accretion and depreciation through December 31, 2002. The accretion and depreciation expense related to the adoption of SFAS No. 143 for the twelve months ended December 31, 2004 and 2003 was $1.1 million and $1.3 million, respectively.
      The following pro forma amounts show the effect of the retroactive application of the change in accounting principle for the adoption of SFAS No. 143.

	Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands, except per share
	data)
As reported:
Net income (loss)	$232,876	$(2,773)	$(183,820)
Basic income (loss) per share	$2.46	$(0.03)	$(2.33)
Diluted income (loss) per share	$2.27	$(0.03)	$(2.33)
Pro forma:
Net income (loss)	$232,876	$(542)	$(184,740)
Basic income (loss) per share	$2.46	$(0.01)	$(2.34)
Diluted income (loss) per share	$2.27	$(0.01)	$(2.34)
      Our asset retirement obligation was $12.8 million, $8.5 million and $6.8 million as of December 31, 2004, December 31, 2003 and January 1, 2003, respectively.

Investments in and advances to unconsolidated affiliates:
      The Company has an unconsolidated investment in an affiliate (“Georgia”) in which it has a non-controlling interest, but has significant influence. The Company accounts for the investment using the equity method.

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2004, our beneficial ownership interest in Georgia was 14.5%. The undistributed earnings of Georgia as of December 31, 2004 were $10.4 million.

Advertising Costs:
      We expense advertising costs as incurred. Advertising costs totaled $54.7 million, $43.6 million and $34.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Income Taxes:
      We file consolidated federal and state income tax returns and our foreign subsidiaries also file separate foreign income tax returns as applicable. Deferred tax assets and liabilities are recognized based on temporary differences between the financial statements and the tax basis of assets and liabilities using enacted tax rates expected to be in effect when they are realized. A valuation allowance against deferred tax assets is recorded when it is more likely than not that an uncertainty regarding their realizability exists.

Loss on Extinguishment of Debt:
      For the years ended December 31, 2004 and 2003, we recorded a $16.3 million and $21.2 million loss on the extinguishment of debt, respectively. The $16.3 million loss on extinguishment of debt for the year ended December 31, 2004 was related to the write-off of deferred financing costs and cancellation of certain related interest rate swaps in conjunction with the refinancing of our credit facility. In 2003, we recorded a loss on the extinguishment of our 10 1/2% Senior Subordinated Notes Due 2006 (the “2006 notes”) and the 10 1/2% Senior Subordinated Notes Due 2007 (the “2007 notes”) and the refinancing of our Slovenian credit facility.

Basic and Diluted Income (Loss) Per Share:
      Basic income (loss) per share is calculated using the weighted average number of shares of outstanding common stock during the period. Diluted income (loss) per share is calculated using the weighted average number of shares of outstanding common stock plus the dilutive effect of outstanding stock options, convertible notes and the employee stock purchase plan using the “treasury stock” method or the “if-converted” method, as applicable. The number of shares outstanding has been calculated based on the requirements of SFAS No. 128, “Earnings Per Share” (“SFAS No. 128”). With respect to years in which we incurred losses from continuing operations before cumulative change in accounting principle, all options and convertible notes outstanding are anti-dilutive, thus basic and diluted loss per share are equal.

Stock-Based Compensation Plans:
      In December 2002, we adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”), which amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). As permitted under SFAS No. 148, we have elected to continue to follow the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), in accounting for our stock-based compensation plans.

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table illustrates the effect on our net income (loss) and basic and diluted income (loss) per share if we had applied the fair value recognition provisions of SFAS No. 123 to our stock-based compensation plans:

	Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands, except per share
	data)
Net income (loss):
As reported	$232,876	$(2,773)	$(183,820)
Add: stock-based compensation expense included in reported net income (loss), net of tax	24,395	10,945	(4,122)
Deduct: stock-based compensation expense determined under fair value method for all awards, net of tax	(30,032)	(16,188)	(4,104)

Pro forma net income (loss)	$227,239	$(8,016)	$(192,046)

Basic income (loss) per share:
As reported	$2.46	$(0.03)	$(2.33)
Pro forma	$2.40	$(0.10)	$(2.43)
Diluted income (loss) per share:
As reported	$2.27	$(0.03)	$(2.33)
Pro forma	$2.22	$(0.10)	$(2.43)
      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

	2004	2003	2002

Weighted average risk free interest rates	4.0%	4.1%	5.0%
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility	75.0%	75.0%	67.0%
Expected lives (in years)	6.5	7.5	7.5
      The Black-Scholes option pricing model requires the input of highly subjective assumptions and does not necessarily provide a reliable measure of fair value.

Foreign Currency Translation:
      For operations outside the U.S. that prepare financial statements in currencies other than U.S. dollars, we translate the financial statements into U.S. dollars. Results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates, except for equity transactions and advances not expected to be repaid in the foreseeable future, which are translated at historical cost. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as a separate component in other comprehensive income (loss).

Fair Value of Financial and Derivative Instruments:
      We enter into interest rate swap, cap and collar agreements to manage interest rate exposure pertaining to long-term debt. We have only limited involvement with these financial instruments, and do not use them for trading purposes. Interest rate swaps and collars are accounted for on an accrual basis, the cost of which is

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
included in interest expense. Premiums paid to purchase interest rate cap agreements are classified as an asset and amortized to interest expense over the terms of the agreements.
      We enter into foreign exchange contracts as needed to hedge certain foreign currency commitments. Gains and losses are recognized currently and are generally offset by gains or losses on the related commitments.
      We record all derivative instruments on the balance sheet at fair value. On the date derivative contracts are entered into, we designate the derivative as either: (i) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge) or (ii) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge).
      Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss), depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. For fair value hedge transactions, changes in the fair value of the derivative instrument are generally offset in the statement of operations by changes in the fair value of the item being hedged. For cash flow hedge transactions, changes in the fair value of the derivative instrument are reported in other comprehensive income (loss). The gains and losses on cash flow hedge transactions that are reported in other comprehensive income (loss) are reclassified to earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item or the hedge transactions are realized. The impact of ineffective hedges is recognized in results of operations in the periods in which the hedges are deemed to be ineffective.
      In 2004, we entered into an interest rate swap with a notional value of $200 million to hedge the fair value of $200 million of our 9.250% Senior Notes due July 2013 (“2013 Notes”). The interest rate swap expires in July 2013 in conjunction with the maturity of the 2013 Notes. Semi-annually we will pay a floating rate of interest equal to the six month LIBOR plus a fixed margin of 4.3975% and receive fixed rate payments of 9.25% in return. The terms of the interest rate swap agreement and the 2013 Notes are such that effectiveness can be measured using the short-cut method defined in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). This interest rate swap agreement had no impact on our Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2004.
      In 2004, we canceled interest rate swaps with an aggregate notional value of $200 million in conjunction with the refinancing of our credit facility (see Note 8). As a result of canceling these interest rate swaps, we recorded a $3.2 million loss which is included in the loss on extinguishment of debt on our Consolidated Statements of Operations and Comprehensive Income (Loss). The $3.2 million loss represents cash paid upon cancellation of the swaps and is also included as a component of debt refinancing costs in our Consolidated Statements of Cash Flows.
      Information regarding the fair value of our financial instruments is summarized as follows:

	At December 31,

	2004		2003

	Recorded		Recorded
	Value	Fair Value	Value	Fair Value

	(Dollars in thousands)
Current and long-term debt	$2,266,823	$2,449,336	$2,220,211	$2,313,667
Interest rate swap, cap and collar liabilities; net	$6,762	$6,762	$17,222	$17,222
      The carrying value of short-term financial instruments approximates fair value due to the short maturity of these instruments. The estimated fair value of long-term debt is based on incremental borrowing rates

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
currently available on loans with similar terms and maturities and upon quoted market prices for the same or similar debt issues. The fair value of interest rate swaps, caps, collars and foreign currency forwards is based upon quoted market prices of comparable contracts. We do not hold or issue any financial instruments for trading purposes.

Operating Leases:
      Our cell sites are typically situated on leased property including land, towers, and rooftop locations. Our retail stores, distribution facilities, office space and certain of our customer service centers are also leased. For tenant improvement allowances and rent incentives, we record a deferred rent liability included as a component of accrued liabilities on our Consolidated Balance Sheets. We amortize deferred rent over the terms of the leases as reductions to rent expense in our Consolidated Statements of Operations. For scheduled rent escalation clauses during the lease terms we record minimum rental expenses on a straight-line basis over the terms of the leases.
      During the fourth quarter of 2004, we revised our accounting for certain operating leases that contain fixed rental increases to recognize lease expense on a straight-line basis over the lease term in accordance with SFAS No. 13 “Accounting for Leases”, as amended, and related pronouncements. In addition, we modified the lives of certain categories of assets to conform with the lease terms which impacted our depreciation expense. Pursuant to the revised accounting for our leases and assets we recorded out-of-period adjustments to cost of service expense and depreciation expense during the fourth quarter of 2004. The adjustments were not considered material to the current year or any prior years’ earnings, earnings trends or financial statement line items. The adjustments were recorded in the quarter ended December 31, 2004 and no prior periods were adjusted. The impact of the out-of-period adjustment on the affected line items in our consolidated statement of operations is as follows:

	Three Months Ended	For the Year Ended
	December 31, 2004	December 31, 2004

	(Dollars in thousands, except per share data)
Increase (Decrease)
Cost of Service	$5,595	$4,624
Depreciation, amortization and accretion	(1,134)	(703)

Income (loss) before benefit (provision) for income taxes	(4,461)	(3,921)
Benefit (provision) for income taxes	1,650	1,451

Net income (loss)	$(2,811)	$(2,470)

Basic income (loss) per share	$(0.03)	$(0.03)
Diluted income (loss) per share	$(0.03)	$(0.03)

Principal Prepayments of Long-Term Debt:
      We classify expected principal prepayments on long-term debt as either current or non-current, based on the anticipated source of funding for the prepayment in accordance with SFAS No. 6 “Classification of Short-Term Obligations Expected to Be Refinanced.” If long-term financing is both available and expected to be utilized to fully finance anticipated prepayment amounts, we classify them as long-term debt on our Consolidated Balance Sheet. The portion of the anticipated prepayments that will be financed from cash or other current assets are classified by us in the current portion of long-term debt on our Consolidated Balance Sheet.

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Cash Flow Disclosure:
      Cash paid for interest was $136.1 million, $152.0 million and $149.8 million for the years ended December 31, 2004, 2003 and 2002, respectively.
      Cash paid for U.S. and foreign income taxes was $11.0 million, $1.2 million, and $0.4 million for the years ended December 31, 2004, 2003 and 2002, respectively.
      In December 2003, we acquired the outstanding shares of Minnesota Southern Wireless from HickoryTech Corporation (“Hickory Tech”) for cash and shares of HickoryTech stock we held. The stock payment portion of this agreement represented a non-cash transaction of 1,038,927 shares held by us with an assessed fair market value of $10.7 million.
      In May 2003, we entered into an agreement with T-Mobile USA, Inc. (“TMO”) where we received independently valued licenses for a nominal amount of cash and agreed to provide discounted roaming services through 2013. We recorded deferred revenue of $17.0 million associated with the acquisition, which will be amortized through 2013.
      In September 2004, we completed certain build out commitments with TMO and received an incremental 5 MHz of personal communication services (“PCS”) licenses in some of the same markets as the initial 5 MHz acquired in 2003. The incremental acquired licenses and related microwave clearing costs were recorded at their fair value of $13.9 million. In aggregate, we have recorded licenses and related microwave clearing costs of $41.3 million associated with the acquisition of the TMO licenses. In addition, we recorded deferred revenues which will be amortized through 2013 with the related Global System for Mobile Communications (“GSM”) minutes of use.
      In the fourth quarter of 2004, we determined that we had adequate evidence to reverse our valuation allowance on a majority of our deferred tax assets within the U.S. tax jurisdiction. As a result of the reversal of the valuation allowance, we recorded a non-cash charge to additional paid in capital of $24.5 million related to tax benefits of exercised stock options.
      There were no significant non-cash investing or financing activities for the years ended December 31, 2002 and 2001.

Major Customer:
      Our largest roaming partner, Cingular Wireless LLC, now merged with AT&T Wireless as a combined entity, accounted for 12%, 16%, and 18% of our total domestic revenues in 2004, 2003 and 2002, respectively.

Reclassifications:
      Certain amounts in prior years’ financial statements have been reclassified to conform to the 2004 presentation.

Estimates Used in Preparation of Financial Statements:
      Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates include, but are not limited to, estimated renewal periods of our operating leases, collectability of subscriber accounts receivable, the fair value of our indefinite life intangible assets, the useful lives of long-lived assets, the fair value of certain long-lived assets, and the realizability of deferred tax assets. On an on-

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
going basis, we evaluate our estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Recently Issued Accounting Standards:
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement 123R, “Share-Based Payment, an Amendment of FASB Statements No. 123 and 95” (“SFAS No. 123R”), which requires all companies to measure compensation cost for all share based payments (including employee stock options) at fair value. This statement eliminates the ability to account for stock-based compensation transactions using APB 25 and, generally, would require instead that such transactions be accounted for using a fair-value based method. The statement is effective for our interim period beginning July 1, 2005. We intend to use the Black-Scholes-Merton formula for initial adoption of SFAS No. 123R, as binomial models are currently still being developed and analyzed. We have elected not to perform any retrospective application, as permitted in SFAS No. 123R, and will prospectively implement SFAS No. 123R beginning July 1, 2005. We are currently evaluating the impact of SFAS No. 123R on our Consolidated Statements of Operations and Comprehensive Income (Loss).
      In September 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 04-10, “Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds” (“EITF No. 04-10”), that operating segments that do not meet the quantitative thresholds of SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”) can be aggregated only if the segments have similar economic characteristics and the segments share a majority of the aggregation criteria listed in SFAS No. 131. The adoption of EITF No. 04-10 had no material effect on our financial position, results of operations, or disclosures.
      In June 2004, the EITF reached a consensus on Issue No. 03-01 “the Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“EITF No. 03-01”), addressing the meaning of other-than-temporary impairment and its application to debt and equity securities within the scope of SFAS No. 115. The consensus reached states that an investment is impaired if the fair value of the investments is less than its cost and should be assessed for impairment in each reporting period. Additionally, an investment that is impaired should be deemed other-than-temporarily impaired unless a number of criteria are met. Disclosure provisions in EITF No. 03-01 are effective for annual periods ending after December 15, 2003. In September 2004, the effective date of all other provisions in EIFT No. 03-01 were delayed. The adoption of the disclosure provisions had no material effect on our financial position or results of operations. Comparative information is not required.

3.	Marketable Securities:
      Marketable securities are classified as available-for-sale and are stated at fair market value. Information regarding our marketable securities is summarized as follows:

	As of December 31,

	2004	2003

	(Dollars in thousands)
Available-for-sale equity securities:
Aggregate fair value	$107,227	$351
Historical cost	(104,139)	(651)

Unrealized holding income (loss), net	$3,088	$(300)

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Our net unrealized holding income (loss) is included as an increase (decrease) to accumulated other comprehensive income (loss) and comprehensive income (loss) on our Consolidated Balance Sheets and our Consolidated Statements of Operations and Comprehensive Income (Loss), respectively. Realized gains and losses are determined on the basis of specific identification. For the twelve months ended December 31, 2004, 2003, and 2002, we realized a loss of $11.0 million, $5.2 million, and $0.7 million, respectively. The loss in 2004 was due to an other-than-temporary impairment of our investments in equity securities in the telecommunications industry. In 2003, the loss was related to common stock delivered for the acquisition of Minnesota Southern Wireless Company. Our aggregate fair value of available-for-sale securities includes $98.2 million in debt securities maturing in 2011.

4.	Prepaid Expenses and Other Current Assets:

	As of December 31,

	2004	2003

	(Dollars in thousands)
Prepaid rent	$8,585	$6,705
Value added taxes receivable	4,172	3,419
Deferred customer acquisition costs	4,714	2,689
Deposits	10,666	1,274
Non-trade accounts receivable	8,119	1,292
Current deferred tax assets, net of valuation allowance	36,514
Other	15,079	7,337

	$87,849	$22,716

5.	Property and Equipment:

	As of December 31,

	2004	2003

	(Dollars in thousands)
Land, buildings and improvements	$55,823	$47,040
Wireless communications systems	1,808,249	1,543,286
Furniture and equipment	185,355	163,586

	2,049,427	1,753,912
Less accumulated depreciation	(1,127,402)	(936,567)

	922,025	817,345
Construction in progress	132,057	97,154

	$1,054,082	$914,499

      Depreciation expense was $259.3 million in 2004, $265.7 million in 2003 and $234.4 million in 2002.

6.	Licensing Costs and Other Intangible Assets:
      On January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 addresses how acquired goodwill and other intangible assets are recorded upon their acquisition as well as how they are to be accounted for after they have been initially recognized in the financial statements. Under this statement, goodwill, including excess net book value associated with equity method investments, and other intangible assets with indefinite useful lives, on a prospective basis, are no longer amortized. Our domestic FCC licenses provide us with the exclusive right to utilize certain radio

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
frequency spectrum to provide cellular communications services. FCC licenses are issued for only a fixed time, generally ten years and such licenses are subject to renewal by the FCC. Renewals of FCC licenses have historically occurred routinely and at nominal cost. Moreover, we have determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of our FCC licenses. As a result, our FCC licenses are treated as an indefinite-lived intangible asset under the provisions of SFAS No. 142 and are no longer amortized but rather are assessed for impairment. We must reevaluate the useful life determination for wireless licenses at regular intervals to determine whether events and circumstances continue to support an indefinite useful life. Our assessment is performed by combining our individual domestic licenses as a single unit and determining their fair value using the discounted present value of expected future cash flows. We consider our domestic licenses to be a single unit as they are operated in aggregate in such a manner that represents their highest and best use. In addition, it is unlikely that a significant portion of our individual RSAs or MSAs would be sold on a stand-alone basis. The determination of fair value is a complex consideration that involves significant assumptions and estimates. Assumptions and estimates made were based on our best judgments and included among other things: (i) an assessment of market and economic conditions including discount rates; (ii) future operating strategy and performance; (iii) competition and market share; and (iv) the nature and cost of technology utilized. During the third quarter of 2004, we completed our annual impairment assessment of our indefinite life intangible assets and determined that, in the aggregate, they continue not to be impaired. Impairment must be assessed at least annually for these assets, or when indications of impairment exist. It is possible that future assessments could cause us to conclude that impairment indications exist. Accordingly, there are no assurances that future valuations will result in the conclusion that our domestic licenses are not impaired.
      In connection with the adoption of SFAS No. 142, we incurred a deferred income tax provision of $120.7 million for the year ended December 31, 2002 mainly to increase the valuation allowance related to our net operating loss (“NOL”) carryforwards. This charge included $96.9 million as the initial effect of adoption as of January 1, 2002. We have significant deferred tax liabilities related to our domestic licenses. Historically, we did not need a valuation allowance for the portion of our NOL carryforward equal to the amount of license amortization expected to occur during the NOL carryforward period. Since we ceased amortizing domestic licenses on January 1, 2002 for book purposes and we can no longer estimate the amount, if any, of deferred tax liabilities related to our domestic licenses which will reverse in future periods, we increased the valuation allowance accordingly. Subsequent to January 1, 2002, we have continued to amortize our domestic licenses for federal income tax purposes, but as previously discussed, domestic license costs are no longer amortized for book purposes. The ongoing difference between book and tax amortization resulted in an additional deferred income tax provision of approximately $21.6 million for the year ended December 31, 2002. For the year ended December 31, 2004 and December 31, 2003, the portion of our domestic income tax provision related to these licenses was $30.9 million and $32.5 million, respectively.

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Information related to our licensing costs and other intangible assets is as follows:

	As of December 31,

	2004	2003

	(Dollars in thousands)
Intangible assets subject to amortization:
International related licensing costs	$139,553	$104,157
Deferred financing costs	34,295	41,174
Trademark and other	17,679	16,357

	191,527	161,688
Accumulated amortization:
International related licensing costs	(26,253)	(17,641)
Deferred financing costs	(3,685)	(6,808)
Trademark and other	(5,907)	(3,467)

	(35,845)	(27,916)

Net intangible assets subject to amortization	155,682	133,772
Intangible assets not subject to amortization:
Domestic licensing costs	1,081,725	1,058,358

	$1,237,407	$1,192,130

      We include the amortization of deferred financing costs in interest and financing expense. The following table represents current and expected amortization expense, excluding deferred financing costs, for each of the following periods (dollars in thousands):

Aggregate amortization expense:
For the year ended December 31, 2004	$10,627
Expected amortization expense:
For the year ending December 31, 2005	$11,282
For the year ending December 31, 2006	10,276
For the year ending December 31, 2007	10,276
For the year ending December 31, 2008	10,276
For the year ending December 31, 2009	10,276

7.	Accrued Liabilities and Other:

	As of December 31,

	2004	2003

	(Dollars in thousands)
Taxes, mainly income, sales, use and property	$55,165	$38,195
Payroll and benefits	54,897	28,997
Interest	35,114	33,478
Interconnect charges	39,459	19,869
Fair market value adjustment of interest rate hedges	7,445	15,160
Stock appreciation rights	47,002	10,086
Unearned revenue	34,717	21,821
Other	45,333	36,229

	$319,132	$203,835

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Long-Term Debt:

	As of December 31,

	2004	2003

	(Dollars in thousands)
Credit Facility:
Revolver		$350,000
Term Loans	$1,183,875	822,000
9.250% Senior Notes Due 2013	600,000	600,000
4.625% Convertible Subordinated Notes Due 2023	115,000	115,000
tele.ring Term Loan	218,281	200,753
Slovenian Credit Facility	74,286	69,438
Bolivian Credit Facility	50,000
Bolivian Bridge Loan		34,700
Other	25,381	28,320

	2,266,823	2,220,211
Less current portion	(253,629)	(47,318)

	$2,013,194	$2,172,893

      The aggregate amounts of principal maturities as of December 31, 2004, are as follows (dollars in thousands):

Year Ending December 31,

2005	$253,629
2006	54,460
2007	70,031
2008	85,289
2009	76,551
Thereafter	1,726,863

$2,266,823

Credit Facility:
      At December 31, 2004, we had a $1.50 billion credit facility with a consortium of lenders (the “Credit Facility”). The Credit Facility consists of: (i) a $225 million term loan (“Term Loan A”); (ii) a $975 million term loan (“Term Loan B”); and (iii) a $300 million revolving loan (The “Revolving Credit Facility”). At December 31, 2004 and March 1, 2005, the term loans were fully drawn and we had $300 million and $240 million, respectively, available to borrow under the Revolving Credit Facility.
      The terms of the Credit Facility contain certain covenants which impose limitations on our operations and activities, including, among other things, limitations on the incurrence of indebtedness, the sale of assets, investments and acquisitions, distribution of dividends or other distributions and loans. Failure to comply with covenants would result in an event of default and would allow the lenders to accelerate the maturity. Subject to our leverage ratio at the time, the Credit Facility may require us to make mandatory prepayments from proceeds of the issuance or incurrence of additional debt and from excess cash flow beginning with the fiscal year ended December 31, 2004. The Credit Facility limits the amount we are permitted to invest in our international subsidiaries to $200 million (so long as $100 million is available under the Revolving Credit

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Facility), plus certain other amounts received, such as from the sale of stock of Western Wireless or the sale of any WWI stock or assets, subject to certain conditions. The Credit Facility also limits payments of dividends or other distributions to $200 million (so long as $100 million is available under the Revolving Credit Facility), subject to certain conditions. However, the Credit Facility allows for unlimited payments of dividends and other distributions (so long as $100 million is available under the Revolving Credit Facility) if our leverage ratio (as defined in the agreement) is below a specified threshold. Substantially all of our domestic assets are pledged as collateral for the Credit Facility. In February 2005, we invested approximately $125 million in our tele.ring subsidiary to repay the tele.ring term loan, which reduces the amount we are able to invest in our international subsidiaries. A change of control of the Company would allow the lenders to accelerate the maturity of the Credit Facility.
      Under the terms of Term Loan A, we are required to make quarterly payments on the outstanding principal beginning September 30, 2004. These payments typically tend to increase on the anniversary date of the initial payment, until paid in full in May 2010. Under the terms of Term Loan B, we are required to make small quarterly payments on the outstanding principal balance beginning September 30, 2004, with the remainder of the balance being paid in four equal quarterly payments starting September 30, 2010 and ending in May 2011. Under the terms of the Revolving Credit Facility, any outstanding principal balance is payable in full in May 2010. For the year ending December 31, 2004, quarterly principal payments paid for Term Loan A and Term Loan B under the Credit Facility were $11.3 million and $4.9 million, respectively. Principal payments required under the Credit Facility for 2005 are $69.2 million, which includes an excess cash flow payment of approximately $35.0 million. The excess cash flow payment has been classified as long-term debt on our Consolidated Balance Sheet as it is our intention to fund the prepayment through the Revolving Credit Facility.
      Under the Credit Facility, interest is payable at an applicable margin in excess of a prevailing base rate. The prevailing rate is based on the prime rate or the Eurodollar rate. The applicable margin for the Revolving Credit Facility and Term Loan A is determined quarterly based on our leverage ratio and ranges from 1.75% to 2.50% for Eurodollar advances and 0.75% to 1.50% for alternate base rate advances. The applicable margin on Term Loan B is 3.00% for Eurodollar advances and 2.00% for alternate base rate advances. We typically borrow under the Eurodollar rate. The Credit Facility also provides for an annual fee ranging from 0.25% to 0.50% on any undrawn commitment under the Revolving Credit Facility, payable quarterly.
      The Credit Facility requires us to enter into interest rate hedge agreements to manage our interest rate exposure under the Credit Facility. At December 31, 2004, we had interest rate caps, swaps and collars hedging the Credit Facility with a total notional amount of $1.0 billion. Generally, these instruments have initial terms ranging from one to five years and effectively convert variable rate debt to fixed rate.

9.250% Senior Notes Due 2013:
      We have $600 million of 9.250% Senior Notes due 2013 (the “2013 Notes”) outstanding. Interest is payable semi-annually. We may redeem the 2013 Notes at our option at any time on or after July 15, 2008, in whole or from time to time in part, at specified redemption prices, plus accrued and unpaid interest. In addition, on or before July 15, 2008, we may redeem any of the 2013 Notes at our option at any time, in whole, or from time to time in part, at a redemption price equal to the greater of: (i) 100% of the principal amount of the 2013 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2013 Notes being redeemed discounted to the date of redemption at a specified rate. In addition, on or before July 15, 2006, we may apply, at our option, certain proceeds from issuances of our capital stock and from transactions with affiliates and related persons to redeem up to 35% of the aggregate principal amount of the 2013 Notes at a redemption price equal to 109.250% of the principal amount of the 2013 Notes being redeemed, plus accrued and unpaid interest to but excluding the date fixed for redemption. The 2013 Notes contain certain covenants that, among other things, limit our ability to incur additional

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
indebtedness, make certain asset dispositions, make restricted payments, issue capital stock of certain wholly-owned subsidiaries and enter into certain mergers, sales or combinations. The 2013 Notes are unsecured and will rank equally in right of payment to all existing and future senior unsecured obligations of ours. Additionally, the 2013 Notes will rank senior in right of payment to all existing and future subordinated debt, but are effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries.

4.625% Convertible Subordinated Notes Due 2023:
      We have $115 million of 4.625% Convertible Subordinated Notes due 2023 (the “2023 Notes”) outstanding. Interest is payable semi-annually. The 2023 Notes are convertible into Class A common stock at a per share price of $15.456, subject to adjustment, at any time or, at our option, into an equivalent amount of cash in lieu of shares of common stock. In addition, holders may require that we repurchase all or a portion of the 2023 Notes on June 15, 2013 and June 15, 2018 at par plus accrued interest payable in cash or Class A common stock, at our option. Between June 18, 2006 and June 18, 2010, we may redeem in whole or in part the 2023 Notes in cash at par plus accrued interest plus a make whole amount equal to the present value of the remaining scheduled interest payments through and including June 15, 2010, subject to the closing sales price of our common stock exceeding the conversion price by 150% for 20 trading days in any consecutive 30 day trading period immediately prior to notification of redemption. Between June 18, 2010 and June 18, 2013, we may redeem in cash at par plus accrued interest all or a portion of the 2023 Notes subject to the closing sales price of our common stock exceeding the conversion price by 125% for 20 trading days in any consecutive 30 day trading period immediately prior to notification of redemption. After June 18, 2013, the 2023 Notes are redeemable at par plus accrued interest. The 2023 Notes are subordinate in right of payment to the Credit Facility, the 2013 Notes and all indebtedness and other liabilities of our subsidiaries.

tele.ring Term Loan:
      In June 2001, under the terms of the transaction to acquire tele.ring from a subsidiary of Vodafone Group Plc (“Vodafone”), an affiliate of Vodafone agreed to make available to tele.ring an unsecured term loan (the “tele.ring Term Loan”) for purposes of funding anticipated working capital and system expansion needs. In February 2005, the tele.ring Term Loan was repaid in full. At December 31, 2004, the outstanding balance of $240.3 million included principal of $218.3 million and accrued interest of $22.0 million. The repayment was primarily made from cash provided by both tele.ring and Western Wireless and, as such, is classified in the current portion of long-term debt at December 31, 2004. The repayment included $30.0 million borrowed under the Revolving Credit Facility and, as such, is classified as long-term debt on our Consolidated Balance Sheets.

Slovenian Credit Facility:
      In April 2002, Western Wireless International d.o.o. (“Vega”) entered into a credit facility agreement with a consortium of banks to provide funding for the implementation and expansion of Vega’s network in Slovenia. In September 2003, the Slovenian credit facility was amended (as amended, the “Slovenian Credit Facility”). Under the terms of the Slovenian Credit Facility: (i) all undrawn commitments were cancelled and substantially all of Vega’s operating and financial covenants were eliminated; (ii) balances of $20.9 million from collateral accounts supporting the original loan and a $0.9 million refund of facility fees related to the undrawn commitments were utilized to pay down the principal balance; (iii) the applicable margin on EURIBOR advances has been increased to initial rates of 1.50% on certain EURIBOR advances and 3.50% on the remaining EURIBOR advances; and (iv) the repayment schedule for outstanding borrowings, which are comprised of semi-annual installments beginning on May 30, 2004 and ending on November 30, 2009, remained unchanged. Western Wireless International Corporation, a subsidiary of WWI (“WWIC”) has agreed to certain covenants, including an unconditional guarantee of the loan, an obligation to fund Vega’s cash shortfalls and restrictions which limit the ability of WWIC and its majority owned subsidiaries to incur

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
indebtedness, grant security interests, dispose of majority owned subsidiaries, enter into guarantees and distribute dividends. There are also certain financial covenants, relating to WWIC and its majority owned subsidiaries, including Minimum Consolidated Annualized EBITDA and Consolidated Tangible Net Worth. WWIC was in compliance with its covenants at December 31, 2004. The amendment was deemed to be a significant modification under EITF Issue No. 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” and accordingly Vega wrote off all deferred financing costs associated with the original credit facility resulting in a loss on extinguishment of debt of $4.3 million for the year ended December 31, 2003. As of December 31, 2004, Vega had $74.3 million outstanding under the Slovenian Credit Facility. For the year ending December 31, 2005, using current exchange rates, we are required to make approximately $23.4 million in principal and interest payments and funding of related escrow accounts under the Slovenian Credit Facility. Under the Slovenian Credit Facility, Vega must maintain escrow accounts for the upcoming six months of principal payments and each quarter’s interest payments. As of December 31, 2004, the balance of Vega’s collateral accounts was $10.7 million.

Bolivian Credit Facility:
      In May 2004, NuevaTel S.A (“NuevaTel”), a subsidiary of WWI, finalized the terms of a credit facility agreement (the “Bolivian Credit Facility”) with the Overseas Private Investment Corporation (“OPIC”). The entire commitment of $50 million was drawn in one tranche, of which $34.7 million was utilized to repay the principal amount of NuevaTel’s bridge loan. The balance of the Bolivian Credit Facility proceeds will provide funding for working capital and the expansion of NuevaTel’s network in Bolivia. Under the terms of the Bolivian Credit Facility, all outstanding principal is required to be repaid in predetermined quarterly installments beginning on July 15, 2006 and ending on April 15, 2014. Interest accrues at a rate of 8.74% and is required to be paid on a quarterly basis beginning July 15, 2004. The Bolivian Credit Facility contains certain restrictive covenants, including a debt service coverage ratio which does not become effective until the third quarter of 2006. Other covenants include, among other things, limitations on NuevaTel’s ability to incur additional indebtedness, make certain asset dispositions, make restricted payments and enter into certain mergers, sales or combinations. Substantially all of NuevaTel’s assets are pledged as collateral for the Bolivian Credit Facility. WWIC, has pledged its shares in NuevaTel to OPIC as security for the Bolivian Credit Facility and has entered into a sponsor support agreement with OPIC pursuant to which WWIC has a maximum obligation to OPIC of $11.6 million. WWIC has secured this obligation by providing a letter of credit in favor of OPIC, secured by cash collateral of $11.6 million. In addition, available cash that is considered to be above and beyond NuevaTel’s immediate operating needs is held in an escrow account until such time as it is needed for operating needs or debt service. As of December 31, 2004, the balance in this account was $15.3 million. At December 31, 2004, the outstanding amount of principal and interest under the Bolivian Credit Facility was $50.0 million and $0.9 million, respectively, and the facility was fully drawn.
      None of our international loan facilities have recourse to Western Wireless Corporation. As previously discussed, WWIC has guaranteed the Slovenian Credit Facility.
      The weighted average domestic interest rate paid to third parties was 6.5%, 6.6% and 6.6% in 2004, 2003 and 2002, respectively. The consolidated international weighted average interest rate paid to third parties was 5.9%, 6.5% and 5.8% for the years ended December 31, 2004, 2003 and 2002, respectively.
      In 2005, we intend to borrow under the Revolving Credit Facility in order to make an excess cash flow prepayment required by the Credit Facility, fund the repayment of the tele.ring Term Loan, and purchase the remaining interest in WWI (see Note 16). Borrowing capacity available to us at December 31, 2004 was $300 million under the Revolving Credit Facility.

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Commitments and Contingencies:

Commitments:
      In January 2005, we entered into a Merger Agreement with ALLTEL and Merger Sub, a direct wholly owned subsidiary of ALLTEL, providing for the Merger of the Company with and into Merger Sub (See Note 1.) In connection with the Merger, the Company has entered into commitments for employee retention payments and legal fees of approximately $25 million. Approximately $5 million of these payments are contingent upon the closing of the Merger.
      In September 2004, tele.ring entered into a contract with Alcatel Austria AG for equipment related to the build out of its Universal Mobile Telecommunications System network in accordance with its licensing requirements. Under the contract, tele.ring has a minimum purchase obligation of approximately $30 million to be fulfilled by 2006.

Operating Leases:
      We have operating leases for cell site locations, administrative offices and retail facilities. Our lease contracts include options to renew our leases for up to an additional 25 years. Future minimum payments required under the fixed non-cancellable term of the lease, including those periods for which failure to renew the lease imposes a penalty utilizing current exchange rates, as of December 31, 2004, are summarized below (dollars in thousands):

Year Ending December 31

2005	$68,309
2006	50,336
2007	47,412
2008	44,799
2009	42,647
Thereafter	264,040

$517,543

      Aggregate rental expense for all operating leases was approximately $71.6 million in 2004, $58.1 million in 2003 and $51.6 million in 2002.

Contingencies:
      The Merger Agreement contains certain termination rights for each of Western Wireless and ALLTEL and further provides that, in the event of termination of the Merger Agreement under specified circumstances followed by an agreement by the Company to enter into an alternative transaction under specified circumstances, Western Wireless may be required to pay to ALLTEL a termination fee of $120 million.
      We, our directors, and ALLTEL are named as defendants in a lawsuit brought on January 12, 2005 in the Superior Court of the State of Washington, County of King at Seattle, arising out of our pending Merger with ALLTEL. The complaint alleges, among other things, that our directors breached their fiduciary duties in approving the merger, and as a result our shareholders will be irreparably harmed in that they will not receive their fair portion of the value of our assets and business and will be prevented from obtaining a fair price for their Western Wireless shares. The complaint also alleges, among other things, that we and ALLTEL have aided and abetted the alleged breaches of fiduciary duties by our directors. The complaint is brought on behalf of a purported class of all holders of our stock who will allegedly be harmed by defendants’ actions. The complaint seeks various forms of injunctive relief, including, among other things: decreeing that the Merger

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Agreement is unlawful and unenforceable, directing the individual defendants to obtain a transaction which is in the best interests of our shareholders until the process for the sale or auction of us is completed and the highest possible price is obtained, and rescinding the merger to the extent implemented. We and ALLTEL each believe that the allegations of the complaint are without merit.
      As previously disclosed, we are defending two lawsuits filed against us in King County Superior Court in Washington by certain former holders of minority interests in three of our subsidiaries. The lawsuits relate to our acquisition of the remaining minority interests in these three subsidiaries. The plaintiffs alleged a variety of contractual and other claims and sought an unspecified amount of damages. During the course of discovery, the plaintiffs asserted claims for damages in excess of $100 million. In an order dated September 9, 2004, the court granted our motion for summary judgment and dismissed with prejudice plaintiffs’ claims against all defendants. Plaintiffs have filed a notice of appeal with the Court of Appeals for the state of Washington. We believe that plaintiffs’ appeal is without merit and will contest this appeal vigorously. Although litigation is subject to inherent uncertainties, we believe that this litigation will not have a material adverse impact on us.

International Contingencies:

Haiti:
      WWI’s operating company in Haiti, Communication Cellulaire d’Haiti S.A. (“COMCEL”), provides Time Division Multiple Access (“TDMA”) mobile communications services in the 800 MHz band. Additionally, COMCEL carries international long distance traffic to and from its customers in Haiti. COMCEL launched commercial mobile services in September 1999.
      There have been periods of civil unrest and violence in Haiti. Since February 2004, Haiti has been ruled by an interim government with support from United Nations peacekeeping troops. During this time, COMCEL’s network has remained operational, with the exception of temporary interruptions in communications services and retail distribution to some parts of the country, These temporary interruptions have not materially impacted COMCEL’s financial results.

Ghana:
      Under the terms of the Ghana license, Western Telesystems Ghana Ltd. (“Westel”) was required to meet certain customer levels and build out requirements by February 2002. Westel was unable to meet the required customer levels due to the inability of the regulator to provide spectrum and enforce interconnection with the incumbent telephone company, and all development has been suspended. The National Communication Authority of Ghana (“NCA”) has assessed a penalty claim of $71 million for not meeting these build out requirements. During the course of settlement negotiations, the Government of Ghana (“GoG”) has proposed reducing the fine to approximately $25 million. Westel has contested this fine on the basis that the government and the NCA failed to deliver the key commitments of spectrum and interconnection. We do not believe the enforcement of these penalties is probable, but there can be no assurance to that effect. If we are unable to reach an agreement with the GoG, we may be required to impair our investment in Westel. As such, this asset is evaluated for impairment on an ongoing basis.
      In September 2004, WWI filed an expropriation claim against the GoG. WWI is seeking $152 million as compensation for the expropriation, by reason of failure to allocate spectrum, of WWI’s investment in Westel by the GoG acting primarily through the Ministry of Communications and the NCA. The Government has submitted to binding international arbitration and both parties have initiated the appointment of arbitrators. WWC’s net investment in Westel at December 31, 2004 was approximately $4.7 million.

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Côte d’Ivoire:
      WWI owns a 40% interest in Cora de Comstar S.A. (“Cora”). In 2003, Cora suspended operations after its assets were expropriated by armed persons supported by local police. We are uncertain as to when, or if, operations will be resumed there. We have fully written off our investment in Cora. Together with our partner, Modern Africa Growth & Investment Company L.L.C, we have filed an expropriation claim against the government of Côte d’Ivoire for approximately $55 million. We are uncertain of the timing or likelihood of any recovery.

Slovenia:
      In Slovenia, our largest competitor, the state-owned telephone company which has a market share of approximately 75%, charges its customers an exceptionally high tariff to call the customers of other networks, including our Slovenian operating company, Vega. As a result, potential customers may find subscribing to Vega’s service unattractive since it will be prohibitively expensive for most Slovenians to call them. We believe that these pricing practices are anticompetitive and violate the laws of Slovenia and the European Union, including Articles 5 and 10 of the Slovenian Prevention of the Restriction of Competition, Articles 75 and 77 of the Slovenian Telecommunications Act, and Article 82 of the EC Treaty to the European Commission.
      We have previously filed claims with Slovenia’s National Telecommunications Regulatory Authority and Competition Protection Office (the “CPO”) and continue to actively pursue several other avenues to bring about regulatory relief, some of which may include legal action. In January 2005, the CPO issued a summary of facts that concluded the state-owned operator had severely violated the anti-monopolistic regulations, which all parties involved have 20 days to appeal. The next step for the CPO would be to issue a formal ruling, which would likely not occur until the end of March or later.
      We have served a demand for compensation on the government of Slovenia in the amount of 174 million euro for damages arising from the government’s failure to regulate this market, as well as demanding immediate correction of the anticompetitive behavior of the state-owned operator. If there is no response to this demand we expect to file a lawsuit in the courts of Slovenia with uncertainty as to the outcome and timing thereof. If regulatory or legal relief is not obtained or there is an extended delay before regulatory relief is obtained such that our estimate of our future cash flows would change, we may be required to impair our investment in our Slovenian operating company. As such, we assess the situation in Slovenia on an ongoing basis to determine whether there have been any changes in facts or circumstances which may require us to perform an impairment analysis pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144”), which requires recognition of an impairment loss if the carrying amount of a long-lived asset or group of long-lived assets exceeds the undiscounted cash flows associated with the asset or asset group. Pursuant to SFAS No. 144, we conducted an impairment analysis of the long-lived assets in our Slovenian operating company as of September 30, 2004, and believe that no impairment loss is required as the carrying amount of these long-lived assets did not exceed the estimated undiscounted future cash flows associated with these assets. In the fourth quarter of 2004, no events or circumstances occurred that necessitated a need to update our impairment analysis. In performing our impairment analysis, we considered the likelihood and timing of regulatory relief and related impacts on subscriber growth and capital expenditures. We believe with Slovenia’s entry into the European Union, regulatory relief would be likely. At December 31, 2004, the long-lived assets in our Slovenian operating company had a net book value of approximately $100 million, of which, approximately 65% represents property and equipment, with the remaining approximately 35% representing licensing costs and other intangible assets.

General:
      Our international investments are subject to the laws and regulations governing telecommunications services in effect in each of the countries in which they operate. These laws and regulations can have a

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
significant influence on our results of operations and are subject to change by the responsible governmental agencies. The financial statements as presented reflect certain assumptions based on laws and regulations currently in effect in each of the various countries. We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. Further, certain of the countries in which we have investments have experienced or may experience political instability. We assess the impact of significant changes in laws, regulations and political stability on a regular basis and update the assumptions and estimates used to prepare our financial statements when deemed necessary.

10.	Income Taxes:
      The components of the benefit (provision) for income taxes are as follows:

	For the Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands)
Current taxes:
International	$(16,384)	$(4,988)	$(2,756)
Deferred taxes:
International	(3,073)
U.S.	110,544	(32,461)	(118,516)

Benefit (provision) for income taxes	$91,087	$(37,449)	$(121,272)

      U.S. and international components of income (loss) before incomes taxes and cumulative change in accounting principle are as follows:

	For the Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands)
U.S.	$177,665	$104,320	$37,703
International	(35,876)	(67,413)	(100,251)
Impact of discontinued operations			(29,639)

Income (loss) from continuting operations before income taxes and cumulative change in accounting principle	$141,789	$36,907	$(92,187)

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Significant components of deferred income tax assets and liabilities, at their estimated effective tax rate, are as follows:

	As of
	December 31,

	2004	2003

	(Dollars in thousands)
Deferred tax assets:
U.S. federal and state net operating loss carryforwards	$238,673	$253,065
Foreign net operating loss carryforwards	394,016	450,353
Stock-based compensation	25,426	13,974
Other	40,530	28,015

Total deferred tax assets	698,645	745,407
Valuation allowance	(432,904)	(684,160)
Deferred tax liabilities:
Wireless licenses basis difference	(185,883)	(150,977)
Property and equipment basis difference	(81,351)	(39,205)
Other	(9,392)	(22,042)

Total deferred tax liabilities	(276,626)	(212,224)

	$(10,885)	$(150,977)

Our deferred income tax assets and liabilities are reported as follows in our Consolidated Balance Sheets:
Current deferred tax assets, net of valuation allowance and current deferred tax liabilities	$36,514
Non-current deferred tax liabilities, net of non-current deferred tax assets	(47,399)	$(150,977)

	$(10,885)	$(150,977)

      A reconciliation of taxes on results of continuing operations at the federal statutory rate to the actual tax provision is as follows:

	For the Year
	Ended December 31,

	2004	2003

	(Dollars in thousands)
Income taxes at federal statutory rate	$(49,627)	$(12,917)
Change in valuation allowance, net of non-rate items	168,624	(1,487)
State income taxes, net of federal benefit	(3,594)	(648)
Impact of foreign operations	(26,690)	(14,630)
Other, net	2,374	(7,767)

Benefit (provision) for income taxes	$91,087	$(37,449)

      At December 31, 2004, we had available federal NOL carryforwards of approximately $635 million. The federal NOL carryforwards, if unused, will expire in tax years 2004 through 2023. Approximately $80 million of our federal NOL carryforwards were generated by our Slovenian subsidiary, and may only be utilized to offset future income of that subsidiary. Further, we may be limited in our ability to use our federal NOL carryforwards in any one year due to ownership changes that preceded the business combination that formed us in July 1994 and changes in shareholdings that occurred during 1999. We also have NOLs related to foreign jurisdictions of approximately $1.7 billion, which are reported at foreign statutory rates. Approximately

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$1.3 billion of these foreign NOL carryforwards are related to Austria. The NOL carryforward balance of $735 million in Austria at the time of our acquisition in 2001 was assigned no value in purchase accounting. These NOL carryforwards are not available in the United States.
      The Company does not provide for U.S. income taxes on undistributed earnings of its foreign operations that are intended to be permanently reinvested. In 2004, our Haitian subsidiary was able to begin paying dividends to us. As a result, we no longer consider the undistributed earnings of our Haitian subsidiary to be permanently reinvested, and a deferred tax liability of $2.6 million has been recorded for these undistributed earnings.
      We have historically had sufficient uncertainty regarding the realization of our net deferred tax assets, including a history of recurring operating losses, that we have recorded a valuation allowance for the net deferred tax assets of the Company. In the fourth quarter of 2004, we determined that we had adequate evidence that it is more likely than not that we will realize certain deferred tax assets for U.S. federal and state income tax purposes. As a result, we have released the valuation allowance on these deferred tax assets. The release of our valuation allowance on a majority of our U.S. jurisdictional deferred tax assets reduced the provision for income taxes by approximately $173.9 million, resulting in a net benefit for the year ended December 31, 2004.

11.	Other long-term liabilities:

	As of December 31,

	2004	2003

	(Dollars in thousands)
Deferred revenue	$29,343	$17,004
Asset retirement obligation	12,799	8,511
Other long-term liabilities	22,475	14,050

	$64,617	$39,565

12.	Shareholders’ Equity:
      The authorized capital stock of the Company consists of 300,000,000 shares of Class A Common Stock and Class B Common Stock, no par value, and 50,000,000 shares of preferred stock, no par value (the “Preferred Stock”).

Common Stock:
      The holders of our Class A Common Stock have identical rights to holders of Class B Common Stock, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Shares of Class B Common Stock generally convert automatically into shares of Class A Common Stock on a share-for-share basis immediately upon any transfer of the Class B Common Stock other than a transfer from an original holder of Class B Common Stock to certain affiliates of such holder.

Preferred Stock:
      We are authorized to issue 50,000,000 shares of Preferred Stock, which may be issued from time to time in one or more classes or series or both upon authorization by our Board of Directors.

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Issuances:
      In August 2004, we completed an equity offering of 8,000,000 shares of Class A common stock for net proceeds of approximately $200.8 million.
      In November 2003, we completed an equity offering of 12,000,000 shares of Class A common stock for net proceeds of $227.3 million.
      We issued 682,386, 452,322 and 141,654 shares of Class A common stock in 2004, 2003 and 2002, respectively, as a result of employee stock option exercises and issuances under our restricted stock plan.

13.	Accumulated Comprehensive (Income) Loss:
      The components of accumulated comprehensive (income) loss, net of tax is as follows:

	As of December 31,

	2004	2003

	(Dollars in thousands)
Unrealized gain (loss) on marketable securities	$3,088	$(300)
Unrealized loss on hedges	(4,592)	(7,692)
Cumulative translation adjustment	18,182	1,632
Provision for income taxes related to comprehensive income (loss) items	7,542

	$24,220	$(6,360)

      The following table allocates the related tax effects for each component of other comprehensive (income) loss for the year ended December 31, 2004:

		Tax
	Before-Tax	(Expense)	Net-of-Tax
	Amount	or Benefit	Amount

	(Dollars in thousands)
Unrealized income (loss) on marketable securities:
Reclassification adjustment	$1,348	$(499)	$849
Unrealized income (loss) on marketable securities	2,040	(643)	1,397

Net unrealized income (loss) on marketable securities	3,388	(1,142)	2,246

Unrealized income (loss) on hedges
Reclassification adjustment	(94)	752	658
Unrealized income (loss) on hedges	3,194	158	3,352

Net unrealized income (loss) on hedges	3,100	910	4,010

Foreign currency translation adjustment	16,550	7,774	24,324

Other comprehensive income (loss)	$23,038	$7,542	$30,580

14.	Income (Loss) Per Common Share:
      SFAS No. 128 requires two presentations of income per share — “basic” and “diluted.” Basic income (loss) per share is calculated using the weighted average number of shares outstanding during the period. Diluted income (loss) per share is computed on the basis of the weighted average number of common shares outstanding plus the dilutive effect of outstanding stock options, convertible debt and the employee stock purchase plan using the “treasury stock” method or the “if converted” method, as applicable.

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In net loss periods, all options outstanding would be considered anti-dilutive. In net income periods, certain options remain anti-dilutive because the option exercise price is above the average market price of our outstanding shares for the period. Weighted average shares issuable upon the exercise of stock options, which were not included in the calculation because they were anti-dilutive, were 737,000, 2,362,000 and 2,990,000 for the years ended December 31, 2004, 2003 and 2002, respectively. Weighted average shares issuable upon the assumed conversion of our 2023 Notes, which were not included in the calculation because they were anti-dilutive, were 4,159,000 for the year ended December 31, 2003. For the years ended December 31, 2003 and 2002, all options outstanding are anti-dilutive, thus basic and diluted loss per share are equal. Stock option exercises and the conversion of all or a portion of the 2023 Notes could potentially dilute earnings per share in the future.
      The following table sets forth the computation of basic and diluted income (loss) per share:

	For the Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands, except per share data)
Basic income (loss) per share computation:
Numerator:
Income (loss) from continuing operations before cumulative change in accounting principle	$232,876	$(542)	$(213,459)
Total discontinued operations			29,639
Cumulative change in accounting principle		(2,231)

Net income (loss)	$232,876	$(2,773)	$(183,820)

Denominator:
Weighted average common shares outstanding:	94,665,000	81,248,000	78,955,000

Basic income (loss) per share:
Continuing operations before cumulative change in accounting principle	$2.46	$(0.01)	$(2.71)
Discontinued operations			0.38
Cumulative change in accounting principle		(0.02)

Basic income (loss) per share	$2.46	$(0.03)	$(2.33)

Diluted income (loss) per share computation:
Numerator:
Income (loss) from continuing operations before cumulative change in accounting principle and discontinued operations	$232,876	$(542)	$(213,459)
Add back interest and financing expense on convertible subordinated notes, net of tax	3,470

Adjusted income (loss) from continuing operations before cumulative change in accounting principle and discontinued operations	236,346	(542)	(213,459)
Total discontinued operations			29,639
Cumulative change in accounting principle		(2,231)

Adjusted net income (loss)	$236,346	$(2,773)	$(183,820)

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands, except per share data)
Denominator:
Weighted average common shares outstanding:	94,665,000	81,248,000	78,955,000
Assumed exercise of stock options	1,827,000
Assumed exercise of convertible subordinated notes	7,440,000

Dilluted weighted average shares outstanding	103,932,000	81,248,000	78,955,000

Diluted income (loss) per share:
Continuing operations before cumulative change in accounting principle and discontinued operations	$2.27	$(0.01)	$(2.71)
Discontinued operations			0.38
Cumulative change in accounting principle		(0.02)

Diluted income (loss) per share	$2.27	$(0.03)	$(2.33)

15.	Stock-based Compensation Plans:
      On December 30, 2004, the Board of Directors adopted the Western Wireless Corporation 2005 Long-Term Equity Incentive Plan (the “2005 Plan”). The 2005 Plan is subject to shareholder approval and will be submitted to the Company’s shareholders for approval at the next shareholder meeting. Pursuant to the terms of the 2005 Plan, no awards other than options may be granted under the 2005 Plan prior to shareholder approval. In addition, no options granted under the 2005 Plan may be exercised prior to shareholder approval and in the event shareholder approval is not obtained within 12 months of the date the 2005 Plan was first approved by the Board of Directors, then any options granted under the 2005 Plan will be forfeited and the 2005 Plan will be terminated.
      The 2005 Plan permits the grant of the following awards: nonqualified stock options, incentive stock options, restricted stock, restricted stock units and stock appreciation rights. The Compensation Committee administers the 2005 Plan and has full power and authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Plan. Any employee, consultant or director providing services to the Company or to any subsidiary of the Company, who is selected by the Compensation Committee, is eligible to receive awards under the 2005 Plan. The aggregate number of shares of the Company’s Class A Common Stock that may be issued as awards under the 2005 Plan is 8,000,000 shares plus any shares of Common Stock subject to awards under the Western Wireless Corporation Amended and Restated 1994 Management Incentive Stock Option Plan on the date of shareholder approval of the 2005 Plan that later cease to be subject to such awards. The 2005 Plan will terminate on the tenth anniversary of the date the Board of Directors approves the plan, unless terminated by the Board or the Compensation Committee earlier, or extended by an amendment approved by the Company’s shareholders.
      The 1996 Employee Stock Purchase Plan (“ESPP”) provides for the issuance of up to 1,000,000 shares of Class A Common Stock to eligible employees participating in the plan. The terms and conditions of eligibility under the 1996 ESPP require that an employee must have been employed by us or our subsidiaries for at least three months prior to participation. A participant may contribute up to 10% of their total annual compensation toward the 1996 ESPP, not to exceed the Internal Revenue Service contribution limit each calendar year. Shares are offered under the 1996 ESPP at 85% of market value at each offer date. Participants are fully vested at all times. In February 2004, the board authorized an additional 1,000,000 shares under a

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
new 2004 ESPP. Under the 2004 ESPP, employees are immediately eligible to participate in the plan. All other material terms of the 2004 ESPP are similar to the 1996 ESPP.
      Options granted, exercised and canceled under the above 2005 Plan and MISOP are summarized as follows:

	For the Year Ended December 31,

	2004		2003		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Price	Shares	Price	Shares	Price

	(Amounts in thousands, except pricing information)
Outstanding, beginning of period	4,027	$12.76	3,291	$15.20	2,960	$15.06
Options granted	1,814	$26.03	1,085	$5.17	806	$16.61
Options exercised	(575)	$6.68	(251)	$7.55	(107)	$6.58
Options canceled	(186)	$22.50	(98)	$23.98	(368)	$19.71

Outstanding, end of the period	5,080	$17.83	4,027	$12.76	3,291	$15.20

Exercisable, end of the period	2,223	$15.22	2,328	$13.85	2,155	$12.44
      The weighted average fair value of stock options granted was $20.25 in 2004, $4.13 in 2003 and $9.96 in 2002.
      The following table summarizes information about fixed price stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

	(Amounts in thousands, except pricing information)
$ 0.53 – $ 5.12	1,020	8 years	$4.77	241	$4.08
$ 5.28 – $ 8.13	1,142	3 years	$7.00	977	$6.90
$ 9.47 – $21.89	1,216	7 years	$17.41	452	$9.95
$23.58 – $29.40	1,016	10 years	$29.27
$29.44 – $39.19	686	6 years	$39.07	553	$39.08

$ 0.53 – $39.19	5,080	7 years	$17.83	2,223	$15.22

      In September 1998, WWI’s Board of Directors approved the 1998 Stock Appreciation Rights (“SAR”) Plan (the “SAR Plan”), effective January 1, 1998. Under the SAR Plan, as amended, selected key employees and agents of WWI may receive performance units, which are “rights” to receive an amount based upon 7% of the fair market value of WWI. Fair market value is based upon management’s estimates at the time, considering various factors and is approved by WWI’s board of directors. The WWI SAR Plan, as amended, provides for quarterly valuations and exercise windows. WWI SARs do not represent an equity interest in WWC, WWI, or any other subsidiary of WWC, only a right to compensation under the terms of the SAR Plan.
      The SAR Plan, as amended, authorizes a maximum of 31,594 rights and authorizes the SAR Plan administrator to determine, among other things, the grant of SARs, the price of the grant and vesting provisions. Granted SARs generally vest over a four-year period and provide for a cash payout in a lump-sum distribution or installments over a period not to exceed three years. As of December 31, 2004, 2003 and 2002

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
there were 22,569, 21,250 and 17,788 rights outstanding under the SAR Plan, respectively. As of December 31, 2004, our accrued SAR Payable was $47.0 million.
      WWI recorded SAR Plan expense of $38.7 million and $8.8 million in 2004 and 2003, respectively. In connection with a revaluation of the SARs based on then current market conditions, WWI recorded a reversal of compensation expense of $5.5 million in 2002. During 2004, 2003 and 2002, 2,769, 125 and 1,394 vested SARs, respectively, were exercised. As a result, WWI paid $1.9 million, $2.9 million and $2.8 million in 2004, 2003 and 2002, respectively.

16.	Acquisitions, Dispositions and Discontinued Operations:

PCS Licenses Acquisition:
      In October 2004, we purchased certain 10 MHz domestic PCS licenses in South Dakota, North Dakota, Kansas and Minnesota along with related cell sites and equipment for $5.0 million.
      In August 2004, we purchased from WirelessCo, L.P. (“Sprint PCS”) for a nominal amount of cash, certain domestic FCC licenses to expand our wireless network in Montana. In conjunction with the license purchase, we have agreed to provide roaming services and to meet certain build out commitments for Sprint PCS. Sprint PCS has agreed to prefer our Montana network for its customers and to purchase wireless service from us for resale to Qwest Wireless LLC through 2009.
      In May 2003, we entered into an agreement with TMO under which we purchased, for a nominal amount of cash, certain domestic PCS licenses and agreed to provide discounted GSM roaming services through 2013. During 2003 and the first six months of 2004, we completed build out commitments and received FCC approval for the transfer of the first 5 MHz of these licenses.
      In September 2004, we completed our remaining build out commitments with TMO and received an incremental 5 MHz of PCS licenses in some of the same markets as the initial 5 MHz acquired in 2003. The incremental acquired licenses and related microwave clearing costs were recorded at their fair value of $13.9 million. In aggregate, we have recorded licenses and related microwave clearing costs of $41.3 million associated with the acquisition of the TMO licenses. In addition, we recorded deferred revenues which will be amortized through 2013 with the related GSM minutes of use.

WWI Minority Interest Acquisition:
      In January 2005, the President of WWI, who is also an Executive Vice President of the Company, exercised his right, pursuant to a Subscription and Put and Call Agreement with the Company, to exchange, for fair value, his 2.02% interest in WWI. The Company paid approximately $30 million in cash for the interest. This transaction was completed in March 2005 and the Company now owns 100% of WWI.

Austria:
      In January 2004, WWI acquired an additional 0.25% ownership of its Austrian subsidiary from an officer of the same subsidiary for the fair value of approximately $1.0 million. The acquisition was in accordance with a put agreement entered into between the subsidiary and the officer in the fourth quarter of 2001.
      In March 2005, WWI acquired an additional 0.25% ownership of its Austrian subsidiary from a former officer of the same subsidiary for the fair value of approximately $2.3 million. The acquisition was in accordance with a put agreement entered into between the subsidiary and the former officer in the fourth quarter of 2001. WWI now holds 100% ownership of its Austrian subsidiary.
      In April 2002, an indirect wholly owned subsidiary of WWI, exercised its option to acquire 100% of the stock of EKOM 3G Mobilfunk GmbH (“EKOM 3G”), formerly known as Mannesmann 3G Mobilfunk

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
GmbH (an indirect wholly-owned subsidiary of Vodafone), holder of an Austrian UMTS license for assumption of $0.5 million of liabilities. During 2003, EKOM 3G completed its build out of 25% of the UMTS system in accordance with the license requirements, as defined by the UMTS license agreement.

Ireland:
      In February 2004, WWI acquired an additional 17.87% ownership in Meteor, our Irish subsidiary, from two of its partners for cash of approximately $30.2 million. As a result of the transaction, WWI recorded $27.7 million in additional license cost and a $2.5 million reduction of minority interests in consolidated subsidiaries.
      In July 2004, WWI acquired the remaining 1.17% minority interest in Meteor from its minority partners for cash of approximately $2.0 million. As a result of the transaction, WWI recorded $2.0 million in additional licenses costs. Meteor is now 100% owned by WWI.

HickoryTech Acquisition:
      In December 2003, we purchased all of the outstanding shares of common stock of Minnesota Southern Wireless Company (“MSWC”) from HickoryTech Corporation, for consideration in the amount of $23.6 million. MSWC owns the licenses and related assets for the Minnesota 10 RSA and the Minneapolis/ St. Paul Metro A-2 MSA, as well as the Mankato-Fairmont and Rochester-Austin-Albert Lea BTAs. The purchase price was paid in the form of 1,038,927 shares of HickoryTech common stock we owned and $12.9 million in cash. In addition, we paid $3.3 million for construction in progress at closing. In 2003, we recognized a $5.2 million loss on the 1,038,927 shares of common stock that were delivered to HickoryTech at closing. The loss represents the difference between amounts paid for the common stock and the assessed market value at the closing date.

Arizona 6 Disposition:
      In May 2003, we signed an asset purchase agreement to sell the assets and license for our Arizona 6 RSA for $22.8 million in cash. The sales price of this RSA reflected that future cash flows would be less than the carrying value of the license. Accordingly, we recorded an impairment related to this RSA during the first quarter of 2003 of $4.9 million, which is included in asset dispositions in our consolidated statement of operations. This transaction closed during the third quarter of 2003 and the proceeds from the asset disposition of $22.8 million are reflected on our statement of cash flows.
      In 2002, we implemented a domestic strategy to dispose of certain minor domestic non-core assets. In conjunction with these efforts, we recognized a charge of approximately $7.6 million related to the disposition of certain of our paging assets. In addition, related to the exploration and sale of the Arizona 6 RSA, we recorded an impairment charge of $17.8 million in 2002.

Croatia Disposition:
      In October 1998, VIP-Net was formed as a joint venture between WWI, Mobilkom and four other partners in Austria and Croatia. In June 2003, WWI sold its 19% minority ownership interest in VIP-Net to Mobilkom for $69.6 million in cash, which included repayment of a loan to WWI. Additionally, Mobilkom assumed WWI’s portion of the guarantee of VIP-Net’s credit facility, which was secured by WWI’s shares of VIP-Net. This transaction resulted in a gain on sale of $40.5 million.

Iceland Disposition:
      In November 2002, WWI sold its majority ownership interest in its Icelandic subsidiary, TAL h.f. (“TAL”), for $28.9 million in cash, which included repayment of a loan to WWI. This transaction resulted in

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
a gain on the sale of $23.9 million. The buyer assumed the obligation to refinance or repay the remaining principal and interest outstanding under the Icelandic credit facility. Since TAL represented a component of our business with distinguishable cash flows and operations, it is presented in the accompanying consolidated financial statements as discontinued operations. For 2002, $23.7 million of TAL revenue is reported in discontinued operations. In addition, $5.7 million of pretax income for TAL is reflected in discontinued operations for 2002. TAL was a subsidiary of WWI.

North Dakota 3 Acquisition:
      In June 2002, we were notified that we were the successful bidder for the North Dakota 3 RSA license by the FCC for approximately $9.4 million. The purchase of the license was completed in September 2002. The North Dakota 3 RSA was accounted for as an asset acquisition. The entire purchase price was recorded to licensing costs.

17.	Selected Quarterly Consolidated Financial Information (unaudited):
      Selected quarterly consolidated financial information for the years ended December 31, 2004 and 2003 is as follows:

			Income (Loss)
			from Continuing
			Operations Before		Basic	Diluted
		Operating	Cumulative Change		Income	Income
		Income	in Accounting	Net Income	(Loss) per	(Loss) per
Quarter Ended	Total Revenue	(Loss)	Principle	(Loss)	Share(1)	Share(1)

		(Dollars in thousands, except per share data)
March 31, 2004, as restated(2)	$446,494	$81,737	$36,216	$36,216	$0.39	$0.37
March 31, 2004, as originally reported	$448,994	$82,025	$31,443	$31,443	$0.34	$0.32
June 30, 2004, as restated(2)	$465,492	$95,874	$41,359	$41,359	$0.45	$0.42
June 30, 2004, as originally reported	$465,492	$95,447	$40,982	$40,982	$0.45	$0.42
September 30, 2004	$497,447	$98,538	$30,359	$30,359	$0.32	$0.30
December 31, 2004	$508,288	$32,199	$124,942	$124,942	$1.25	$1.15
March 31, 2003	$327,174	$23,855	$(21,051)	$(23,282)	$(0.26)	$(0.26)
June 30, 2003	$359,232	$32,772	$40,179	$40,179	$0.51	$0.49
September 30, 2003	$401,325	$58,496	$(18,538)	$(18,538)	$(0.23)	$(0.23)
December 31, 2003	$416,016	$45,192	$(1,132)	$(1,132)	$(0.01)	$(0.01)

(1)	Represents basic and diluted income (loss) per share from continuing operations before cumulative change in accounting principle.

(2)	As restated for the capitalization of certain direct labor costs in our international operations and other items as discussed in our Forms 10-Q/ A for the quarters ended March 31, 2004 and June 30, 2004.

18.	Operating Segments and Related Information:
      Operations of the Company are overseen by domestic and international management teams each reporting to the Chief Executive Officer of the Company. Our international operations consist mainly of consolidated subsidiaries around the world. Our Chief Executive Officer acts as our Chief Operating Decision Maker and evaluates international operations on a country-by-country basis. Our reportable operating

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
segments include domestic operations, Austrian operations, and all other international segments. The results of Slovenia, Ireland, Bolivia, Ghana and Haiti, are aggregated into “all other international” as provided for under SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”) based on their relative size along with having substantially similar businesses. Certain allocations have been made between the domestic and all other international segments reflecting certain centralized back office costs and assets benefiting both domestic and international operations. Adjusted EBITDA is the measure of profitability utilized by our Chief Operating Decision Maker and is presented herein in accordance with SFAS No. 131.
      Our domestic segment provides cellular services in rural markets in the western United States. Our Austrian segment provides both wireless and fixed line services in Austria, while the all other international segment provides mainly wireless services.
      The table below summarizes financial results for each segment:

		Austrian	All Other
	Domestic	Operations	International(2)	Consolidated

Year Ended December 31, 2004
Total revenues	$1,058,018	$596,264	$263,439	$1,917,721
Depreciation, amortization and accretion	169,891	20,770	80,009	270,670
Stock-based compensation, net		642	38,081	38,723
(Benefit) provision for income taxes	(85,020)	8,225	(14,292)	(91,087)
Interest and financing expense, net	73,216	9,998	57,603	140,817
Equity in net income (loss) of unconsolidated affiliaties	(122)		6,304	6,182
Total assets	2,144,844	401,841	572,116	3,118,801
Total capital expenditures	209,040	56,543	81,664	347,247
Adjusted EBITDA(1)	437,627	149,888	30,226	617,741
Year Ended December 31, 2003
Total revenues	$970,237	$370,264	$163,246	$1,503,747
Depreciation, amortization and accretion	200,438	11,913	61,867	274,218
Stock-based compensation, net	2,182	753	8,010	10,945
Provision for income taxes	32,461	213	4,775	37,449
Interest and financing expense, net	99,351	10,232	48,986	158,569
Equity in net income (loss) of unconsolidated affiliaties	(400)		3,150	2,750
Total assets	1,864,309	232,048	442,791	2,539,148
Total capital expenditures	174,147	41,903	37,213	253,263
Adjusted EBITDA(1)	420,244	32,315	(2,231)	450,328

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Austrian	All Other
	Domestic	Operations	International(2)	Consolidated

Year Ended December 31, 2002
Total revenues	$883,704	$192,770	$110,136	$1,186,610
Depreciation, amortization and accretion	194,003	5,289	42,353	241,645
Stock-based compensation, net	1,328		(5,450)	(4,122)
Provision for income taxes	118,516	109	2,647	121,272
Interest and financing expense, net	110,080	6,710	39,901	156,691
Equity in net income (loss) of unconsolidated affiliaties	(678)		4,897	4,219
Total assets	1,809,544	143,601	468,359	2,421,504
Total capital expenditures	160,676	47,948	95,940	304,564
Adjusted EBITDA(1)	367,614	(21,694)	(32,938)	312,982

(1)	Adjusted EBITDA:
      EBITDA is a non-GAAP financial measure generally defined as net income (loss) before interest, taxes, depreciation and amortization. We use the non-GAAP financial measure “Adjusted EBITDA” which further excludes the following items: (i) accretion; (ii) asset dispositions; (iii) stock-based compensation, net; (iv) equity in net (income) loss of unconsolidated affiliates, and other, net; (v) (gain) loss on sale of joint venture; (vi) realized (gain) loss on marketable securities; (vii) realized (gain) loss on interest rate hedges; (viii) loss on extinguishment of debt; (ix) minority interests in net (income) loss of consolidated subsidiaries; (x) discontinued operations; and (xi) cumulative change in accounting principle. Each of these items is presented in our Consolidated Statements of Operations and Comprehensive Income (Loss).
      Other companies in the wireless industry may define Adjusted EBITDA in a different manner or present other varying financial measures, and, accordingly, the Company’s presentation may not be comparable to other similarly titled measures of other companies. The Company’s calculation of Adjusted EBITDA is also not directly comparable to EBIT (earnings before interest and taxes) or EBITDA.
      We view Adjusted EBITDA as an operating performance measure and as such, believe that the GAAP financial measure most directly comparable to Adjusted EBITDA is net income (loss). We have presented Adjusted EBITDA because this financial measure, in combination with other financial measures, is an integral part of our internal reporting system utilized by management to assess and evaluate the performance of our business. Adjusted EBITDA is also considered a significant performance measure. It is used by management as a measurement of our success in obtaining, retaining and servicing customers by reflecting our ability to generate subscriber revenue while providing a high level of customer service in a cost effective manner. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate our performance.
      Adjusted EBITDA is consistent with certain financial measures used in our Credit Facility and the 2013 Notes. Such financial measures are key components of several negative covenants including, among others, the limitation on incurrence of indebtedness, the limitations on investments and acquisitions and the limitation on distributions and dividends.
      Adjusted EBITDA should not be construed as an alternative to net income (loss), as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. We believe Adjusted EBITDA is useful to investors as a means to evaluate the Company’s operating performance prior to financing costs, deferred tax charges, non-cash depreciation and amortization expense, and certain other non-cash charges. Although Adjusted EBITDA may

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
be defined differently by other companies in the wireless industry, we believe that Adjusted EBITDA provides some commonality of measurement in analyzing operating performance of companies in the wireless industry.
      A reconciliation of net income (loss) to Adjusted EBITDA is included in the following table (Dollars in thousands):

	For the Year Ended December 31, 2004

		Austrian	All Other
	Domestic	Operations	International	Consolidated

	(Dollars in thousands)
Net income (loss)	$262,685	$105,575	$(135,384)	$232,876
Depreciation, amortization and accretion	169,891	20,770	80,009	270,670
Asset dispositions
Stock-based compensation, net		642	38,081	38,723
Interest and financing expense, net	73,216	9,998	57,603	140,817
Equity in net (income) loss of unconsolidated affiliates, and other, net	1,382	4,678	(9,168)	(3,108)
(Gain) loss on sale of joint venture
Realized (gain) loss on marketable securities	10,974			10,974
Realized (gain) loss on interest rate hedges	(11,761)		1,923	(9,838)
Loss on extinguishment of debt	16,260			16,260
Minority interests in net (income) loss of consolidated subsidiaries			11,454	11,454
Provision for income taxes	(85,020)	8,225	(14,292)	(91,087)
Discontinued operations
Cumulative change in accounting principle

Adjusted EBITDA	$437,627	$149,888	$30,226	$617,741

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31, 2003

		Austrian	All Other
	Domestic	Operations	International	Consolidated

	(Dollars in thousands)
Net income (loss)	$70,670	$3,941	$(77,384)	$(2,773)
Depreciation, amortization and accretion	200,438	11,913	61,867	274,218
Asset dispositions	4,850			4,850
Stock-based compensation, net	2,182	753	8,010	10,945
Interest and financing expense, net	99,351	10,232	48,986	158,569
Equity in net (income) loss of unconsolidated affiliates, and other, net	214	4,493	(5,885)	(1,178)
(Gain) loss on sale of joint venture	1,574		(42,093)	(40,519)
Realized (gain) loss on marketable securities	5,180			5,180
Realized (gain) loss on interest rate hedges	(14,775)		(452)	(15,227)
Loss on extinguishment of debt	16,910		4,310	21,220
Minority interests in net (income) loss of consolidated subsidiaries			(4,637)	(4,637)
Provision for income taxes	32,461	213	4,775	37,449
Discontinued operations
Cumulative change in accounting principle	1,189	770	272	2,231

Adjusted EBITDA	$420,244	$32,315	$(2,231)	$450,328

	For the Year Ended December 31, 2002

		Austrian	All Other
	Domestic	Operations	International	Consolidated

	(Dollars in thousands)
Net income (loss)	$(80,813)	$(35,723)	$(67,284)	$(183,820)
Depreciation, amortization and accretion	194,003	5,289	42,353	241,645
Asset dispositions	24,094			24,094
Stock-based compensation, net	1,328		(5,450)	(4,122)
Interest and financing expense, net	110,080	6,710	39,901	156,691
Equity in net (income) loss of unconsolidated affiliates, and other, net	(427)	1,921	(6,638)	(5,144)
(Gain) loss on sale of joint venture
Realized (gain) loss on marketable securities	658			658
Realized (gain) loss on interest rate hedges	(546)			(546)
Loss on extinguishment of debt
Minority interests in net(income) loss of consolidated subsidiaries			(8,107)	(8,107)
Provision for income taxes	118,516	109	2,647	121,272
Discontinued operations	721		(30,360)	(29,639)
Cumulative change in accounting principle

Adjusted EBITDA	$367,614	$(21,694)	$(32,938)	$312,982

WESTERN WIRELESS CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Revenues and Long-Lived Assets by Geographic Area:
      Within the all other international segment, revenues for our subsidiary in Ireland were $117.2 million, $67.9 million and $43.2 million for the years ended December 31, 2004, 2003 and 2002, respectively. Long-lived assets attributable to operations in Ireland, which are primarily comprised of property, plant, equipment and intangible assets, net of accumulated depreciation and amortization, were $180.5 million, $150.2 million and $140.2 million at December 31, 2004, 2003 and 2002, respectively.

19.	Related Party Transactions:
      In 2003, we entered into an agreement with TMO under which we purchased, for a nominal amount of cash, certain domestic PCS licenses and agreed to provide discounted GSM roaming services through 2013. During 2003 and the first six months of 2004, we completed build out commitments and received FCC approval for the transfer of the first 5 MHz of these licenses.
      In 2004, we completed our remaining build out commitments with TMO and received an incremental 5 MHz of PCS licenses in some of the same markets as the initial 5 MHz acquired in 2003. The incremental acquired licenses and related microwave clearing costs were recorded at their fair value of $13.9 million. In aggregate, we have recorded licenses and related microwave clearing costs of $41.3 million associated with the acquisition of the TMO licenses. In addition, we recorded deferred revenues which will be amortized through 2013 with the related GSM minutes of use.
      TMO was considered a related party by us at the time of these transactions as our Chairman of the Board, Director and Chief Executive Officer was also the Chairman of the Board and a Director of TMO.
      In 2003, we purchased $0.3 million of data storage devices from Advanced Digital Information Corporation (“ADIC”). John Stanton, the Chairman of our Board and Chief Executive Officer is a member of the board of directors of ADIC and is a member of their Audit Committee. Further, a member of our board of directors is the Chief Executive Officer of ADIC.
      In 2004, WWI acquired an additional 0.25% ownership of its Austrian subsidiary from an officer of the same subsidiary for the fair value of approximately $1.0 million. The acquisition was in accordance with a put agreement entered into between the subsidiary and the officer in the fourth quarter of 2001. In 2005, WWI acquired the remaining 0.25% ownership of its Austrian subsidiary for the fair value of approximately $2.3 million in accordance with the same put agreement. The Company now owns 100% of its Austrian subsidiary.
      In 2004, WWI acquired an additional 17.87% ownership in Meteor from two of its partners, Quantum Industrial Partners and SFM Domestic Investments, for approximately $30 million. In July 2004, WWI acquired the remaining 1.17% minority interest in Meteor from its minority partners for cash of approximately $2.0 million. Meteor is now 100% owned by WWI.
      In 2004, we paid legal expenses of $0.3 million to Lane Powell Spears Lubersky LLC. These legal fees were paid by the company to defend Hellman and Friedman in a lawsuit filed by certain former holders of minority interests in three of our subsidiaries against us, Hellman and Friedman and certain of our directors. Hellman and Friedman is associated with two of our directors.
      We had travel expenses of $0.2 million and $0.3 million in 2004 and 2003, respectively, with TPS, LLC, a company owned by our CEO and Chairman of the Board and Vice Chairman. TPS, LLC owns and operates an airplane used for certain business travel by the Company.
      In January 2005, the President of WWI, who is also an Executive Vice President of the Company, exercised his right, pursuant to a Subscription and Put and Call Agreement with the Company, to exchange, for fair value, his 2.02% interest in WWI. The Company paid approximately $30 million in cash for the interest. This transaction was completed in March 2005 and the Company now owns 100% of WWI.